Exhibit 10.1

LEASE

BY AND BETWEEN

UNIVERSITY OF THE PACIFIC, a California nonprofit corporation

AS

LANDLORD

AND

EVENTBRITE, INC., a Delaware corporation

AS

TENANT

155 FIFTH STREET

SAN FRANCISCO, CALIFORNIA

BASIC LEASE INFORMATION

1. Lease Date:	For identification purposes only, the date of this Lease is December 6, 2013

2. Landlord:	UNIVERSITY OF THE PACIFIC, a California nonprofit corporation

3. Tenant:	EVENTBRITE, INC., a Delaware corporation

4. Premises:	97,624 Rentable Square Feet, as more particularly described in the definition of the “Premises” in Section 1 below.

5. Building:	The building located at 155 Fifth St., in the City and County of San Francisco, California, comprised of 341,157 Rentable Square Feet.

6. Term:	The period of time commencing on the Commencement Date and expiring on the Expiration Date (unless terminated early in accordance with the Lease or extended in accordance the terms of this Lease).

7. Anticipated Completion Date for Landlord’s Work:	The date that is sixty (60) days following the later to occur of (i) full execution and delivery of this Lease by Landlord and Tenant, and (ii) Tenant’s delivery to Landlord of the L-C (as defined in Section 32 below). Per the Work Letter, portions of the Landlord’s Work will be performed concurrently with Tenant’s construction of the Tenant Improvements.

8. Commencement Date:	The date that Landlord delivers the Premises to Tenant, which shall occur not later than the later to occur of (i) fifteen (15) days after the date that this Lease has been signed and delivered by both Landlord and Tenant, or (ii) fifteen (15) days after Tenant’s delivery to Landlord of the L-C (as defined in Section 32 below).

9. Rent Commencement Date:	The earlier to occur of (a) the date which is one hundred four-five (145) days after the later to occur of (x) the Commencement Date, or (y) December 1, 2013; subject, however, to the terms of Section 2.3.2 regarding failure to Substantially Complete Landlord’s Work on or before the Anticipated Completion Date for Landlord’s Work and Section 4.5, regarding the effect of a Landlord Delay, and (b) the date Tenant commences business operations in any portion of the Premises (provided that performance of Tenant Improvements, testing, move-in and/or storage of items in the Premises alone shall not constitute commencement of business operations).

10. Expiration Date:	The last day of the 84th full calendar month following of the Rent Commencement Date.

11. Base Rent:

Months Following the Rent Commencement Date	Monthly Base Rent
01-12	$203,383.33 (until the Must Take Commencement Date, at which time it shall increase to $406,766.67, subject, however, to the terms of Section 2.7 below).
13-24	$418,969.67
25-36	$431,538.76
37-48	$444,484.92
49-60	$457,819.47
61-72	$471,554.05
73-84	$485,700.67

Notwithstanding the foregoing, there shall be no Base Rent payable for the first three (3) full calendar months following the Rent Commencement Date (the “Base Rent Abatement Period”).

12. Base Year:	Calendar year 2014.

13. Tenant’s Percentage Share:	(a) “Tenant’s Percentage Share” shall mean, as to the Overall Project Operating Expenses, 28.62%.

(b) “Tenant’s Percentage Share” shall mean, as to the Office Component Operating Expenses, 100%.

(c) “Tenant’s Percentage Share” shall mean, as to the Real Property Taxes, 28.62%.

See Section 5.4 below.

14. Security Deposit:	None; see Section 32, regarding the letter of credit.

15. Guarantor:	None.

16. Permitted Use:	General business office use and administrative purposes, but excluding the Prohibited Uses (as defined in Section 1 below). In addition, the “Permitted Use” shall include the Ancillary Uses, as defined in Section 1 below.

17. Tenant’s Address:	Prior to the Rent Commencement Date:

651 Brannan St, Suite 110 San Francisco, California 94107 Attention: Legal Department legal@eventbrite.com with a copy to:

Paul Hastings LLP 55 Second Street, 24th Floor San Francisco, California 94105 Attention: Stephen I. Berkman steveberkman@paulhastings.com

From and after the Rent Commencement Date:

155 Fifth Street San Francisco, California 94103 Attention: Legal Department legal@eventbrite.com with a copy to:

Paul Hastings LLP 55 Second Street, 24th Floor San Francisco, California 94105 Attention: Stephen I. Berkman steveberkman@paulhastings.com

18. Landlord’s Address:	University of the Pacific 3601 Pacific Avenue Stockton, CA 95211 Attention: Vice President for Business and Finance

With a copy to:	University of the Pacific 2155 Webster Street San Francisco, CA 94115 Attention: Dean Patrick J. Ferrillo, DDS

19. Brokers:

Landlord’s Broker:	Cornish & Carey Commercial Newmark Knight Frank

Tenant’s Broker:	Colliers International

20. Exhibits:

Exhibit A:	Legal Description of Land
Exhibit B:	Floor Plans of Premises
Exhibit C:	Work Letter
Exhibit D:	Confirmation of Lease Term
Exhibit E:	Location of Skylight
Exhibit F:	Rules
Exhibit G:	Pet Rules
Exhibit H:	Bicycle Rules
Exhibit I:	Form of Letter of Credit
Exhibit J:	Exterior Sign
Exhibit K:	Asbestos Disclosure Statement
Exhibit L:	Envelope Area for Rooftop Deck
Exhibit M:	Storage Space

LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date.

Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth elsewhere in this Lease.

1.1.1 Additional Rent. The term “Additional Rent” means all monies other than Base Rent, or Escalation Rent, required to be paid by Tenant hereunder.

1.1.2 Alterations. The term “Alterations” means alterations, additions or other improvements to the Premises made by or on behalf of Tenant (other than the Tenant Improvements made by or on behalf of Tenant pursuant to the Work Letter).

1.1.3 Amortization Rate. The term “Amortization Rate” means the applicable Interest Rate at the time a capital improvement or capital asset is installed, constructed or acquired, (whichever is earliest), but in either case not more than the maximum rate permitted by Applicable Laws at the time such capital improvements or capital assets are installed, constructed or acquired (whichever is earliest).

1.1.4 Ancillary Uses. The term “Ancillary Uses” means the use of the Premises by Tenant (and Tenant’s business partners, employees, consultants, clients and guests, but not the general public), for the following purposes and uses, but only as an incident to Tenant’s use of the Premises primarily as an office facility: (i) office-services functions (such as document-reproduction services, mail-room services, and word processing center), (ii) auditorium, board-rooms, libraries, meeting rooms, training rooms, audiovisual and closed circuit television facilities, information technology facilities, entertainment facilities, pantries (including vending machines), kitchens, cafeterias, dining rooms, call center, and file and storage rooms, (iii) facilities for personnel providing cleaning, security, information technology, mechanical, electrical, or plumbing services to Tenant at the Premises, provided, however, in no event shall the Ancillary Uses include any use that is a Prohibited Use.

1.1.5 Anti-Terrorism Law. The term “Anti-Terrorism Law” means any Applicable Laws relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.

1.1.6 Anticipated Completion Date for Landlord’s Work. The term “Anticipated Completion Date for Landlord’s Work” means the date set forth in the Basic Lease Information as the Anticipated Completion Date for Landlord’s Work, which is the date that Landlord anticipates Substantially Completing the Landlord’s Work.

1.1.7 Applicable Laws. The term “Applicable Laws” means all applicable laws, statutes, ordinances, orders, judgments, decrees, regulations, permit conditions, and requirements of all courts and all federal, state, county, municipal or other governmental or quasi-governmental authorities, departments, commissions, agencies and boards now or hereafter in effect, including, but not limited to, the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder.

1.1.8 Bankruptcy Code. The term “Bankruptcy Code” means the United States Bankruptcy Code.

1.1.9 Base Year. The term “Base Year” shall have the meaning set forth in the Basic Lease Information.

1.1.10 Base Overall Project Operating Expenses. The term “Base Overall Project Operating Expenses” means the Overall Project Operating Expenses allocable to the Base Year. The parties acknowledge that the terms of Section 5.3.1 below (which provides for a so- called “gross up” adjustment to Operating Expenses) shall apply to Base Overall Project Operating Expenses.

1.1.11 Base Office Component Operating Expenses. The term “Base Office Component Operating Expenses” means the Office Component Operating Expenses allocable to the Base Year. The parties acknowledge that the terms of Section 5.3.1 below (which provides for a so- called “gross up” adjustment to Operating Expenses) shall apply to Base Office Component Operating Expenses.

1.1.12 Base Real Property Taxes. The term “Base Real Property Taxes” means the Real Property Taxes allocable to the Base Year, including any reduction in Base Real Property Taxes obtained by Landlord after the date hereof as a result of a commonly called Proposition 8 application; provided, however, that the Base Real Property Taxes shall hereafter be increased by the amount of any increase in Real Property Taxes due solely to the expiration or reversal of, or reassessment in connection with, such Proposition 8 application.

1.1.13 Building. The term “Building” shall have the meaning set forth in the Basic Lease Information.

1.1.14 Building Holidays. The term “Building Holidays” means New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any other holidays legally recognized in the State of California.

1.1.15 Building Standard Hours. The term “Building Standard Hours” means 8:00 a.m. to 6:00 p.m. on weekdays (except Building Holidays).

1.1.16 Building Systems. The term “Building Systems” means all systems serving the Building in general, including, but not limited to, the fire/life safety, electrical, plumbing, HVAC, security and telecommunications systems, including all components thereof and related equipment, but excluding any equipment that is separately installed by or on behalf of Tenant.

1.1.17 Casualty. The term “Casualty” means fire, earthquake, or any other event of a sudden, unexpected, or unusual nature.

1.1.18 Claims. The term “Claims” means any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (excluding, except with respect to third-party claims, foreseeable and unforeseeable consequential damages and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

1.1.19 Commencement Date. The term “Commencement Date” is defined in the Basic Lease Information.

1.1.20 Common Areas. The term “Common Areas” means those areas of the Project outside of the Premises designated by Landlord, in its sole discretion, from time to time for the nonexclusive use of occupants of the Project, and their agents, employees, customers, invitees and licensees, and other members of the public, including, without limitation, the freight elevator and loading dock. Common Areas do not include the exterior windows and walls and the roof of the Project, or any space in the Project (including in the Premises) used for common shafts, stacks, pipes, conduits, ducts, electrical or other utilities, telecommunication systems, or other installations for Building Systems.

1.1.21 Comparable Buildings. The term “Comparable Buildings” means the other office buildings that are (i) comparable to the Building in terms of age, size, height, location, quality of construction, efficiency, ceiling heights and quality of common area improvements, and (ii) located in San Francisco in the area bounded by 2nd Street to the East, 6th Street to the West, Market Street to the North, and Harrison Street to the South.

1.1.22 Control. The term “Control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

1.1.23 Encumbrance. The term “Encumbrance” means any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Project, or any part thereof or interest therein.

1.1.24 Encumbrancer. The term “Encumbrancer” means the holder of the beneficial interest under an Encumbrance.

1.1.25 Environmental Laws. The term “Environmental Laws” means all Applicable Laws in any way relating to or regulating the environment, human health or safety, industrial hygiene, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials, now or hereafter in force, as amended from time to time.

1.1.26 Escalation Rent. The term “Escalation Rent” means the Tenant’s Percentage Share of the total dollar increase, if any, in (i) the Overall Project Operating Expenses allocable to each calendar year, or part thereof, after the Base Year, over the amount of the Base Overall Project Operating Expenses, and (ii) the Office Component Operating Expenses allocable to each calendar year, or part thereof, after the Base Year, over the amount of the Base Office Component Operating Expenses, and (iii) the Real Property Taxes allocable to each calendar year, or part thereof, after the Base Year, over the amount of the Base Real Property Taxes.

1.1.27 Event of Default. The term “Event of Default” shall have the meaning set forth in Section 20.1.

1.1.28 Executive Order No. 13224. The term “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

1.1.29 Force Majeure Event. The term “Force Majeure Event” shall have the meaning set forth in Section 34.12.

1.1.30 Green Rating Systems. The term “Green Rating Systems” means the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, any successor to any of the foregoing systems, and/or other comparable sustainability rating systems.

1.1.31 Hazardous Materials. The term “Hazardous Materials” means petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

1.1.32 HVAC. The term “HVAC” means the heating, ventilation and air conditioning system serving the Building in general.

1.1.33 Impositions. The term “Impositions” means any and all taxes, excluding Real Property Taxes, payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (other than (i) the Tenant Improvements and (ii) standard office improvements), regardless of whether title to such improvements shall be in Tenant or Landlord. Impositions do not include franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

1.1.34 Incompatible Use. The term “Incompatible Use” means any use that, in the reasonable judgment of Landlord, is clearly incompatible with the operation of a dental school, dental clinic, and other higher-education uses in the University Component. In no event shall general office use or occupancy by a technology-focused entity be considered an Incompatible Use.

1.1.35 Indemnitees. The term “Indemnitees” shall have the meaning set forth in Section 16.1.

1.1.36 Interest Rate. The term “Interest Rate” means the greater of (a) eight percent (8%) per annum and (b) the Prime Rate plus four percent (4%); provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maximum rate of interest permitted by applicable law.

1.1.37 Land. The term “Land” means the parcel of land on which the Building is located being more particularly described on Exhibit A attached hereto.

1.1.38 Landlord Delay. The term “Landlord Delay” is any actual delay in the completion of the Tenant Improvements or issuance of a permit allowing Tenant to legally occupy the Premises to the extent caused by or attributable to (i) Landlord’s failure to achieve Substantial Completion by the Anticipated Completion Date for Landlord’s Work (provided that such failure is not attributable to Tenant Delay), (ii) a willful or negligent act or omission of Landlord or Landlord’s contractors which interferes with the completion of the Tenant Improvements, (iii) Landlord’s failure to take any action prior to any express deadline for taking such action (including the failure to timely pay any amounts owed to Tenant) as set forth in this Lease or the Work Letter, (iv) Landlord’s failure to act reasonably where Landlord is required to act reasonably under the terms of this Lease, (v) any defect in the construction of the base, shell or core of the Building or Landlord’s Work, (vi) the failure of the base, shell or core of the Building or Landlord’s Work to be constructed in accordance with Applicable Laws and/or in accordance with Schedule 1 attached to the Work Letter, or (vii) any other act or omission of Landlord or any Landlord Parties, which materially interferes with Tenant’s ability to perform the Tenant Improvements. Landlord acknowledges that the length of any Landlord Delay is to be measured by the duration of the delay in completion of the Tenant Improvements caused by the event or conduct constituting Landlord Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes. This Lease sets forth Tenant’s sole and exclusive remedies for a Landlord Delay, in substitution for all other remedies at law or in equity.

1.1.39 Landlord Parties. The term “Landlord Parties” means Landlord and its employees, agents, contractors, licensees, invitees, representatives, officers, directors, partners, and members.

1.1.40 Landlord’s Affiliate. The term “Landlord Affiliate” means any corporation, limited liability company, limited partnership or other entity (i) which Controls, is Controlled by or is under common Control with Landlord or (ii) into or with which Landlord is merged or consolidated.

1.1.41 Landlord’s Work. The term “Landlord’s Work” shall have the meaning set forth in the Work Letter.

1.1.42 Lines. The term “Lines” shall have the meaning set forth in Section 31.1.

1.1.43 Minor Alterations. The term “Minor Alterations” means Alterations that do not (i) affect the roof, walls, structural portions of the Building, Building Systems, or any Common Area, (ii) cost in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any one project, or (ii) require work to be performed outside the Premises in order to comply with Applicable Laws.

1.1.44 Net Worth. The term “Net Worth” means the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets, goodwill and other intangibles.

1.1.45 Office Component Operating Expenses. The term “Office Component Operating Expenses” means all Operating Expenses that relate exclusively to the Office Component, as reasonably and consistently determined by Landlord.

1.1.46 Operating Expenses. The term “Operating Expenses” means all costs of management, operation, ownership, maintenance and repair of the Project, including: (a) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the management, operation, maintenance or repair of the Project and costs of training such employees; (b) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and costs of providing disability or other benefits imposed by law or otherwise with respect to such employees; (c) property management fees, including Landlord’s fees for any management performed by Landlord or Landlord’s Affiliates not to exceed in the aggregate three percent (3%) of Base Rent (“Management Fees”); (d) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, sewer service, communications service, power and other energy related utilities required in connection with the operation, maintenance and repair of the Project; (e) costs and expenses for janitorial service (subject to the limitations set forth in clause (xxxv) of this Section 1.1.46 below), window cleaning, security services, extermination, water treatment, rubbish removal, plumbing and other services, and inspection or service contracts for elevator, electrical, mechanical, sanitary, HVAC and other Building Systems and building equipment; (f) costs and expenses for uniforms (and the cleaning and/or replacement thereof) for personnel providing services to the Project; (g) costs of materials, supplies, tools and equipment used in connection with the operation, maintenance or repair of the Project; (h) costs of painting the exterior of the Building or the Common Areas and costs of maintaining, repairing or replacing the sidewalks, landscaping and other Common Areas; (i) license, permit and inspection fees and charges; (j) premiums and other charges incurred by Landlord with respect to fire, other casualty, boiler and machinery, theft, rent interruption and liability insurance, and any other insurance (including earthquake and/or flood insurance) as may be deemed necessary or advisable in the reasonable judgment of Landlord, or as may be required by any Encumbrancer, all in such amounts as Landlord determines to be appropriate, and, subject to the limitations set forth below, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (k) water charges and sewer rents or fees; (l) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project, the Building or the Building Systems; (m) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any law, ordinance, rule, regulation or order relating to the Building; (n) costs of telephone, facsimile, postage, courier, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; (o) costs and expenses of repairs to and physical maintenance of the Project, including Building Systems and appurtenances thereto, and repair of worn out equipment, facilities and installations; (p) costs incurred in connection with complying with any audit or reporting requirements imposed by Applicable Laws concerning energy efficiency; (q) costs of any capital improvements, repairs or replacements made by Landlord to the Project required under any Applicable Laws which were not applicable to the Project as of the Substantial Completion of Landlord’s Work, each amortized over the useful life thereof as reasonably determined by Landlord, together with interest on the unamortized balance at the Amortization Rate; (r) costs of any capital improvements made by Landlord to the Project acquired to cause, in Landlord’s good faith judgment, an immediate (i.e., commencing within the first year after completion of such repairs or improvements or installation of such equipment) reduction in other Operating Expenses, amortized over the useful life of such improvements at an annual rate (including interest on the unamortized balance at the Amortization Rate) reasonably calculated to equal the amount of Operating Expenses to be saved in each calendar year throughout the Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce operating expenses); (s) payments under any Recorded Documents; and (t) costs incurred in connection with any transportation system management program or similar program, including costs of operating any shuttle bus or similar program (Landlord hereby advises Tenant that no such programs are in effect as of the Lease Date). To the extent costs and expenses described above relate to both the Project and other property, such costs and expenses shall, in determining the amount of Operating Expenses, be allocated as Landlord may reasonably determine to be appropriate. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same.

Operating Expenses do not include: (i) Real Property Taxes; (ii) legal fees brokerage commissions, advertising costs or other expenses incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant, including lease concessions, rental abatements and construction allowances; (iii) depreciation or amortization on the Building; (iv) debt service, rental under any ground or underlying lease, or interest, principal, points and fees on any mortgage or other debt instrument encumbering the Building (except as expressly provided in the preceding paragraph of this Section); (v) the cost of any improvements or equipment that would be properly classified as capital expenditures (except for any capital expenditures expressly included in Operating Expenses as provided in the preceding paragraph of this Section); (vi) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (vii) advertising expenses relating to vacant space; (viii) real estate brokers’ or other leasing commissions; (ix) costs for which Landlord is reimbursed by insurance or condemnation proceeds, other tenants (including Landlord as tenant of the University Component) or any our source or covered under any insurance policy required to be carried by Landlord; (x) any bad debt loss, rent loss, or reserves for bad debt loss, rent loss, capital items, future Operating Expenses or any other purpose; (xi) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as formation and annual entity maintenance fees; cost of accounting for and legal matters relating to the Landlord’s entity as distinguished from such costs of the Project; costs of defending any lawsuits with any mortgagee; costs of any disputes between Landlord and its employees or disputes of Landlord with Building management or personnel; and outside fees paid in connection with disputes with other tenants; (xii) overhead and profit increment paid to Landlord or Landlord’s Affiliate for goods and/or services in the Building to the extent the same exceed the cost of such goods and/or services of comparable quality rendered by unaffiliated third parties of similar skill, competence and experience in Comparable Buildings; (xiii) Landlord’s political or charitable contributions; (xiv) salaries, wages, bonuses and other compensation employees of Landlord that are above the rank of senior property manager or the Building chief engineer; (xv) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (xvi) costs of clean-up, containment, restoration, removal or remediation of Hazardous Materials or related costs where the Hazardous Materials were not brought into the Project by Tenant or other Tenant Parties (pursuant to which the provisions of Section 7.5.1 below shall apply), provided, however, that Operating Expenses may include costs incurred in the cleanup or remediation of minor amounts of Hazardous Materials customarily found in office facilities and costs incurred in connection with the prudent operation and maintenance of the Project, such as monitoring air quality; (xvii) costs and expenses of any item or service which Landlord provides selectively to one or more tenants of the Building other than the Tenant (including Landlord as tenant of the University Component); (xviii) any deductible under Landlord’s insurance policies in excess of commercially reasonable deductibles at that time; (xix) rentals incurred in leasing HVAC systems, elevators or other equipment that if purchased rather than rented, would constitute a capital item that is excluded, except for rental costs incurred in making repairs or in keeping Building systems in operation while repairs are being made; (xx) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project; (xxi) costs for which Landlord has been compensated by a management fee to the extent that the inclusion of such costs in Operating Expenses would result in a double charge; (xxii) the cost of any “tenant relations” parties, events or promotions; (xxiii) costs attributable to the Project management office or rent attributable thereto; (xxiv) costs of insurance (A) which is not customarily carried by owners of Comparable Buildings and which was not a component of Operating Expenses in the Base Year, (B) for Landlord’s errors and omissions insurance or (C) for Landlord’s pollution legal liability insurance; (xxv) costs to repair or replace the Project resulting from any fire or other casualty; (xxvi) repairs, alterations, additions, improvements or replacements made to (A) rectify or correct any defect in the design, materials or workmanship of the Project, (B) comply with any Applicable Laws in effect as of Substantial Completion of the Landlord’s Work, or (C) rectify or correct damage caused by the negligence or willful misconduct of Landlord or any Landlord Party; (xxvii) the cost to perform all deferred maintenance items to the extent existing as of the Substantial Completion of Landlord’s Work; (xxviii) costs incurred in installing, operating and maintaining any specialty improvement that (x) is not normally installed, operated and maintained in projects comparable to the Building, including, without limitation, an observatory, luncheon club, or athletic or recreational facilities, and (y) was a not component of Operating Expenses in the Base Year; (xxix) costs, fines, penalties or interest incurred due to violation by Landlord of the terms and conditions of any lease or any Applicable Laws, the terms and conditions of any lease, ground lease, mortgage or deed of trust, or other covenants, conditions or restrictions encumbering the Building or the real property on which it is located or due to violation by any other tenant in the Project of the terms and conditions of any lease or any Applicable Laws or other covenants, conditions or restrictions encumbering the Building; (xxx) property management fees in excess of the amount set forth in clause (c) above; (xxxi) costs incurred to correct defective equipment installed in the Project; (xxxii) costs of acquiring or replacing any artwork; (xxxiii) costs and expenses of providing HVAC service to other tenant spaces in the Building outside of Building Standard Hours; (xxxiv) costs and expenses of providing electricity to areas of the Building outside of the Common Areas; (xxxv) costs and expenses of providing janitorial service to the Premises or the University Component (but janitorial costs incurred with respect to the Common Areas, roof, and exterior sidewalks may be included in Operating Expenses); (xxxvi) costs and expenses to provide water, gas, fuel, steam, lights, sewer service and other utilities to other tenants or occupants of the Building materially in excess of amounts that are the greater of (x) the amounts typically used in connection with ordinary office use, and (y) the amounts used by Tenant; (xxxvii) costs relating to the repair of structural portions of the roof, foundations, floors and exterior walls and all structural seismic upgrading costs; (xxxviii) costs incurred in connection with certification or re-certification pursuant to one or more Green Rating Systems or to support achieving any energy and carbon reduction targets, including costs of any improvements to the Project necessary to achieve certification or re-certification pursuant to one or more Green Rating Systems (unless such costs were a component of Operating Expenses in the Base Year); (xxxix) Landlord’s general overhead expenses not related to the Building; (xl) legal fees, accountants’ fees and other expenses incurred in connection with defense of Landlord’s title to or interest in the Building or any part thereof; (xli) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord in the Building; (xlii) costs of acquiring and installing signs in or on any of the Building identifying Landlord or any other tenant or occupant of the Building; (xliii) costs incurred in connection with upgrading the Building to comply with disabled access, life, fire and safety codes in effect prior to the Substantial Completion of Landlord’s Work, and costs incurred in connection with upgrading the Building to comply with the Americans with Disabilities Act of 1990 and Title 24 of the California Code of Regulations (or its successor) as interpreted as of the Substantial Completion of Landlord’s Work; and (xliv) costs of any mitigation fees, impact fees, subsidies, tap-in fees, connection fees or similar one time charges or costs (however characterized), imposed in connection with the issuance of a certificate of occupancy for the Building shell and core or any expansion thereof. In addition, Operating Expenses for the Base Year shall not include extraordinary market-wide cost increases due to boycotts, strikes, conservation surcharges, embargoes, shortages or other Force Majeure Events, or market-wide security or insurance cost increases due to extraordinary circumstances, such as an act of terrorism.

1.1.47 Outside Completion Date. The term “Outside Completion Date” is defined in Section 2.3.2 below.

1.1.48 Overall Project Operating Expenses. The term “Overall Project Operating Expenses” means all Operating Expenses that relate to the overall Project and which are not Office Component Operating Expenses or University Component Operating Expenses. Overall Project Operating Expenses shall not include Operating Expenses that confer no benefit to the Office Component or the occupants of the Office Component.

1.1.49 Permitted Use. The term “Permitted Use” shall have the meaning set forth in the Basic Lease Information, provided, however, that in all events the Permitted Use shall not include the Prohibited Uses.

1.1.50 Possessory Interest Tax. The term “Possessory Interest Tax” means any tax, assessment, charge, levy, or fee assessed on a “possessory interest” under California law (including, without limitation, any tax, assessment, charge, levy, or fee arising from California Revenue Code section 107 and the regulations promulgated pursuant thereto, and any similar or successor statutes or regulations, whereby a private party granted the exclusive use of real property owned by a non-taxable entity is required to pay a tax on such right of possession to the County Assessor, California Board of Equalization or another governmental agency).

1.1.51 Premises. The term “Premises” shall be the space shown on the floor plans for the Premises attached hereto as Exhibit B. The Premises are comprised of (i) the “Initial Space,” which is the entirety of the seventh (7th) floor of the Building (48,812 Rentable Square Feet), (ii) the “Must Take Space”, which is the entirety of the sixth (6th) floor of the Building (48,812 Rentable Square Feet), and (iii) an exclusive ground-floor lobby located on the Fifth Street entrance to the Building that will lead to the Office Component Elevators (the “Office Component Lobby”). Tenant agrees that should any portion of the sixth (6th) or seventh (7th) floors of the Building ever be removed from the Premises being leased to Tenant under this Lease, Tenant’s rights to use the Office Component Lobby and Office Component Elevators and any access stairwells serving the serving the of the sixth (6th) and seventh (7th) floors of the Building shall thereafter be nonexclusive and such portions of the Building will be shared with other occupants of the sixth (6th) and seventh (7th) floors.

1.1.52 Prime Rate. The term “Prime Rate” means the U. S. prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal on the first day on which The Wall Street Journal is published in the month in which the subject sums are payable or incurred. If the Wall Street Journal is no longer published, the Prime Rate shall mean the publicly announced prime rate or reference rate charged by the San Francisco Main Office of Bank of America, N.A. (or any successor bank) on the first day of the month in which the applicable sums are payable or incurred (or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers on said date).

1.1.53 Prohibited Person. The term “Prohibited Person” means (a) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (b) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (c) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website,

http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list.

1.1.54 Prohibited Uses. The term “Prohibited Uses” shall mean (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use (without limiting the generality of the foregoing restriction, in no event will any educational use be permitted that would compete with the programs offered by Landlord in the University Component); (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) offices at which deposits or bills are regularly paid in person by customers; (viii) personnel agencies, except offices of executive search firms; (ix) research or testing laboratories; (x) executive suite uses or other uses which license or lease office space for use by others as a primary business purpose; (xi) any Incompatible Use; (xii) any use violates applicable building codes or other Applicable Laws; or (xiii) any use of the Premises by an entity (including, but not limited to, Delta Dental) that is in the business of providing dental services (whether such services would be performed in the Premises or elsewhere).

1.1.55 Project. The term “Project” means the Land, the Building, and other improvements located on and all appurtenances related thereto. The Project is a mixed-use project, having an Office Component and a University Component, as more particularly described in Article 2 below.

1.1.56 Real Property Taxes. The term “Real Property Taxes” means taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Project, or any personal property of Landlord used exclusively in the operation, maintenance and repair of the Building itself (as opposed to personal property used by Landlord in the operation of Landlord’s business as an occupant of the Building), or Landlord’s interest in the Project or such personal property, by any federal, state or local entity, including: (a) all real property taxes and general, special, supplemental and escape assessments; (b) charges, fees or assessments for transit, public improvements, employment, job training, housing, day care, open space, art, police, fire or other governmental services or benefits; (c) service payments in lieu of taxes; (d) any tax, fee or excise on the use or occupancy of any part of the Project; (e) any tax, assessment, charge, levy or fee for environmental matters, or as a result of the imposition of mitigation measures, such as parking taxes, employer parking regulations or fees, charges or assessments due to the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or stormwater runoff; (f) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Property Taxes; and (g) reasonable third party consultants’ and attorneys’ fees and expenses incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes do not include: (i) franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Property Taxes; (ii) penalties, fines, interest or charges due for late payment of Real Property Taxes by Landlord.

1.1.57 Recorded Documents. The term “Recorded Documents” means all easement agreements, cost sharing agreements, covenants, conditions, and restrictions and all similar agreements affecting the Project, whether now or hereafter recorded against the Project.

1.1.58 Renovation. The term “Renovation” shall have the meaning set forth in Section 19.2.

1.1.59 Rent. The term “Rent” means the Base Rent, Escalation Rent, and Additional Rent.

1.1.60 Rentable Square Footage. The term “Rentable Square Footage” (or “Rentable Square Feet”) means the agreed-upon rentable square footage of the Premises and the Building as set forth in the Basic Lease Information, subject, however, to Tenant’s measurement rights under Section 2.5 below.

1.1.61 Substantial Completion. The term “Substantial Completion” shall mean (and the Landlord’s Work shall be deemed “Substantially Complete”) when (i) Landlord’s architect in consultation with the Architect (as defined in the Work Letter) mutually agree that the construction of the Landlord’s Work has been completed in accordance with the requirements set forth in Schedule 1 attached to the Work Letter and (ii) the Building Systems are in good operating order and condition. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar corrective work. As used in this Section, the term “punchlist” shall mean finishing details, decorative items, minor omissions, mechanical adjustments and similar items of the type customarily found on an architectural punchlist that will not materially interfere with Tenant’s use or occupancy of the Premises. No portion of any work to be performed by Tenant shall be taken into account in determining whether or not the Landlord’s Work is Substantially Complete. If the Substantial Completion Date for Landlord’s Work is delayed as a consequence of a Tenant Delay, then the Substantial Completion Date for Landlord’s Work shall be advanced in time by the number of days that the Substantial Completion of Landlord’s Work is actually delayed as a consequence of the Tenant Delay. Landlord shall have no liability for any delay of the Substantial Completion Date of Landlord’s Work beyond the Anticipated Completion Date for Landlord’s Work, except as expressly provided in Section 2.3 below.

1.1.62 Sustainability Practices. The term “Sustainability Practices” shall mean any rules, regulations, practices and guidelines relating to the Project’s operations, maintenance, repairs, replacements, and/or alterations and intended to (i) reduce the Project’s use of water and energy, natural resources and/or Hazardous Materials, (ii) improve indoor environmental quality, and/or (iii) improve tenant recycling programs, and may include Building Systems upgrades to meet the energy, water, and lighting performance standards under one of the Green Rating Systems. Landlord may modify, eliminate or add to its Sustainability Practices in its sole and absolute discretion, and reserves the right, in its sole and absolute discretion, to waive enforcement of such Sustainability Practices against certain tenants of the Building.

1.1.63 Tenant Delay. The term “Tenant Delay” shall mean delay in Substantial Completion of Landlord’s Work to the extent caused by or attributable to: (i) Tenant’s failure to take any action prior to any deadline for taking such action under the Work Letter; (ii) an Event of Default by Tenant under this Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default; (iii) delays caused by Tenant in construction of Landlord’s Work by reason of the presence of Tenant or its contractors, employees, suppliers or agents in any portion of the Premises prior to Substantial Completion; or (iv) any other act or omission of Tenant or any Tenant Parties, which materially interferes with Landlord’s ability to perform the Landlord’s Work. Tenant acknowledges that the length of any Tenant Delay is to be measured by the duration of the delay in Substantial Completion caused by the event or conduct constituting Tenant Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

1.1.64 Tenant Improvements. The term “Tenant Improvements” shall have the meaning set forth in the Work Letter.

1.1.65 Tenant Parties. The term “Tenant Parties” means Tenant, all persons or entities claiming by, through or under Tenant, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members, and each of the foregoing is a “Tenant Party”.

1.1.66 Tenant’s Percentage Share. The term “Tenant’s Percentage Share” is defined in the Basic Lease Information (it being agreed and understood that there are different Tenant Percentage Shares that apply to the Office Component Operating Expenses, to the Overall Project Operating Expenses, and to Real Property Taxes).

1.1.67 Transfer Premium. The term “Transfer Premium” shall have the meaning set forth in Section 17.5.

1.1.68 University Component Operating Expenses. The term “University Component Operating Expenses” means all Operating Expenses that relate exclusively to the University Component, as reasonably and consistently determined by Landlord.

1.1.69 USA Patriot Act. The term “USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

1.1.70 Wattage Allowance. The term “Wattage Allowance” for electricity (demand load for general office, light and convenience power and for office equipment and supplemental air conditioning) means the product obtained by multiplying the Rentable Square Feet of the Premises by five (5) watts.

1.1.71 Work Letter. The term “Work Letter” means the agreement attached hereto as Exhibit C and incorporated herein by reference.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information means the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

2. Premises; Office Component and University Component of the Project.

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the Common Areas, subject to the terms, covenants and conditions set forth in this Lease. Landlord shall deliver the Premises to Tenant on the Commencement Date in broom-clean condition. The parties hereby stipulate that the Premises and the Building contain the number of Rentable Square Feet set forth in the Basic Lease Information (subject, however, to Tenant’s measurement right pursuant to Section 2.5 below). Landlord shall have no rights to relocate Tenant without Tenant’s prior written approval, which may be withheld for any or no reason in Tenant’s sole discretion. Notwithstanding any provision of this Lease to the contrary, Tenant shall (x) not be required to occupy or to continuously operate the Premises, and Tenant shall have the right to cease operations (whether or not Tenant vacates the Premises) without same constituting a default by Tenant under this Lease provided Tenant continues to pay Rent and perform its other obligations under this Lease, and (y) have the right to remain open for business only on the days and during the hours Tenant determines is commercially practical. Landlord reserves from the leasehold estate granted hereunder (a) all exterior walls and windows bounding the Premises, and (b) all space located within the Premises used for common shafts, stacks, pipes, conduits, ducts, utilities, telecommunications systems, and other installations for Building Systems, the use thereof and access thereto.

2.2 Office Component and University Component of the Project. The “Office Component” consists of the sixth (6th) and seventh (7th) floors of the Building, collectively, plus the two (2) elevators exclusively serving both of the sixth (6th) and seventh (7th) floors of the Building (the “Office Component Elevators”), the Office Component Lobby, and any Building Systems that exclusively serve the Office Component; the balance of the Project that is not part of the Common Areas is the “University Component.” Any Common Areas on the sixth (6th) or seventh (7th) floors of the Building shall be excluded from the Office Component. The Premises are located in the Office Component. Tenant (and Tenant’s invitees) shall have access to the Premises only by way of the Office Component Lobby and the Office Component Elevators (which will be programmed so as to limit access to the first (1st), sixth (6th) and (7th) floors to parties authorized by Tenant, and so as to limit access to the second (2nd), (3rd), fourth (4th), and fifth (5th) floors to parties authorized by Landlord) and any access stairwells serving the sixth (6th) and seventh (7th) floors of the Building. Tenant shall have access to the sixth (6th) and seventh (7th) floor by means of a freight elevator that will be shared with Landlord, subject to the terms of this Lease governing the use of the freight elevator. Tenant shall have access to the Building’s roof by mean of an access stairwell from the Premises. Tenant may also have access to the Building’s roof (but no other floor of the Building above the ground-floor level) by means of one elevator that will be used by both Tenant and the occupant of the University Component (the “Shared Elevator”), provided that Tenant either pays (or at Landlord’s option, reimburses Landlord) for all costs necessary to modify the rooftop improvements so as to comply with all construction-related accessibility standards (the “Shared Elevator Costs”) (the cost of making any necessary modifications to the Shared Elevator’s controls to allow such access shall be borne by Landlord). If Landlord constructs a rooftop deck for Landlord’s use (whether at the time of modification of the Shared Elevator or subsequently during the Term), only then Landlord shall be responsible for payment of one-half (1/2) of the unamortized cost of the portion of the Shared Elevator Costs that represents improvements that Landlord would have had to perform in order for Landlord to comply with construction-related accessibility standards in order to access Landlord’s rooftop deck (based on the useful life of such improvements calculated in accordance with generally accepted accounting principles).

2.3 Delivery.

2.3.1 Delivery of the Premises; Completion of the Landlord’s Work to Occur after the Commencement Date. Except as provided in this Lease and in the Work Letter (including without limitation the express representations and warranties, if any, of Landlord set forth in this Lease and in the Work Letter), Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. The parties acknowledge that the Landlord’s Work will not be Substantially Completed before the Commencement Date, but Landlord agrees to exercise commercially reasonable efforts to cause Substantial Completion to occur by the Anticipated Completion Date for Landlord’s Work. Within ten (10) days after request, either party shall execute and deliver to the other party a Confirmation of Lease Term with respect to the Premises in the form of Exhibit D attached hereto.

2.3.2 Extension of Anticipated Completion Date for Landlord’s Work; Tenant Termination Right. If Landlord, for any reason whatsoever, cannot achieve Substantial Completion on or before the Anticipated Completion Date for Landlord’s Work, this Lease shall not be void or voidable, and Landlord shall not be in default or liable to Tenant for any loss or damage resulting therefrom except as set forth herein. Notwithstanding the foregoing, the Rent Commencement Date shall be extended one day for each day of delay in Substantial Completion of Landlord’s Work after the Anticipated Completion Date for Landlord’s Work. In addition, Tenant shall be entitled to a credit against Base Rent as follows: (a) one (1) day of Base Rent for every day of delay in Substantial Completion of Landlord’s Work after the date which is thirty (30) days after the Anticipated Completion Date for Landlord’s Work, and (b) two (2) days of Base Rent for every day of delay in Substantial Completion of Landlord’s Work after the date which is sixty (60) days after the Anticipated Completion Date for Landlord’s Work (collectively, the “Late Delivery Abatements”). Tenant shall immediately apply any accrued Late Delivery Abatements against payments of Rent as they become due. Further, if Landlord has not achieved Substantial Completion on or before the date (the “Outside Completion Date”) that is sixty (60) days after the Anticipated Completion Date for Landlord’s Work, then Tenant shall have the right to deliver a notice to Landlord (a “Tenant Termination Notice”) electing to terminate this Lease effective upon the date occurring ten (10) days following receipt by Landlord of the Tenant Termination Notice, in which case, within five (5) business days thereafter (unless Landlord elects to give a Termination Extension Notice, per Section 2.3.3 below) Landlord shall return the L-C (as defined below) and any prepaid rent to Tenant (and Landlord shall make a cash payment to Tenant in the amount of any accrued but unapplied Late Delivery Abatements); provided, however, that the Anticipated Completion Date for Landlord’s Work and the Outside Completion Date each shall be extended by the number of days that the Substantial Completion is delayed due to Force Majeure Events and/or Tenant Delay. This Lease sets forth Tenant’s sole and exclusive remedies for Landlord’s failure to timely complete the Landlord’s Work, in substitution for all other remedies at law or in equity.

2.4 Acceptance of the Premises. Tenant agrees to accept possession of the Premises, without representation or warranty by Landlord, except as expressly provided herein, and with no obligation of Landlord to repaint, remodel, repair, improve or alter the Premises, or to perform any construction, remodeling or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except as expressly set forth in this Lease (including the Work Letter). Without limiting the generality of the foregoing, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project, the suitability of the Premises for Tenant’s use, the condition, capacity or performance of the Tenant Improvements or Building Systems, or the identity of other tenants or potential tenants of the Project, except as expressly set forth in this Lease.

2.5 Tenant’s Verification Rights as to Rentable Square Footage Prior to the Lease Date. Tenant acknowledges that it has, prior to the Lease Date, had an opportunity to verify the accuracy of the numbers for the Rentable Square Feet for the Premises and the Building recited in the Basic Lease Information, and agrees that Tenant has approved such figures. Landlord and Tenant each hereby waive any right to dispute such numbers for any purpose (including, without limitation, any right to challenge the amount of Base Rent payable to Landlord based on a theory that such numbers are inaccurate).

2.6 Access to the Premises. Subject to Force Majeure Events and other conditions beyond the reasonable control of Landlord, Tenant shall be granted access to the Premises twenty-four (24) hours per day, every day of the year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access imposed or recommended as a result of an emergency.

2.7 Must Take Commencement Date; Phased Move into the Must Take Space.

2.7.1 The Must Take Space shall be delivered to Tenant concurrently with the Initial Space, and shall be deemed to be part of the Premises for all purposes under this Lease, provided, however that (i) there shall be no Base Rent payable with respect to the Must Take Space until the date (the “Must Take Commencement Date”) that is the earlier to occur of (a) the date which is twelve (12) months after the Rent Commencement Date, or (b) subject to Section 2.7.2 below, the date Tenant commences business operations in any portion of the Must Take Space, and (ii) Tenant’s Percentage Share shall be calculated using only the Rentable Square Feet of the Initial Space until the Must Take Commencement Date, at which point it shall be calculated using the Rentable Square Feet of the entire Premises. Within ten (10) days after request, either party shall execute and deliver to the other party a Confirmation of Lease Term with respect to the Must Take Space in the form of Exhibit D attached hereto.

2.7.2 Notwithstanding the foregoing definition of the “Must Take Commencement Date,” Landlord agrees that Tenant shall have the right to occupy the Must Take Space on a phased-in basis and pay Rent only with respect to the portion of the Must Take Space occupied by Tenant for the conduct of its business; provided that performance of Tenant Improvements, testing, move-in and/or storage of items and utilizing the Premises for receipt and shipping of inventory in the Premises alone shall not constitute commencement of business operations (such portion is hereinafter referred to as the “Phase”) prior to the Must Take Commencement Date, on the following terms: (i) the Base Rent payable with respect to the Phase shall be $4.25 per month (determined on a daily basis) for each of the Rentable Square Feet of the Phase, (ii) for the purpose of calculating Tenant’s Percentage Share, the Phase portion of the Must-Take Space shall be included on the date Tenant first occupies such Phase for the conduct of its business (provided that performance of Tenant Improvements, testing, move-in and/or storage of items in the Premises alone shall not constitute commencement of business operations), (iii) each Phase shall consist of at least one-quarter of the total Rentable Square Footage of the Must Take Space, (iv) at least ten (10) business days prior to Tenant’s use or occupancy of any portion of the Must Take Space prior to the Must Take Commencement Date, Tenant shall provide Landlord written notice setting forth the precise location and configuration of the Phase, (v) other than to gain access to the Phase or to use the restrooms, Tenant shall have no right to use or occupy any portion of the Must Take Space for the operation of Tenant’s business (provided that performance of Tenant Improvements, testing, move-in and/or storage of items in the Must Take Space alone shall not constitute commencement of business operations) that is not a Phase approved by Landlord, and any such use or occupancy shall trigger an obligation for Tenant to thereafter pay Rent (as of the Must Take Commencement Date) as to the entire Must Take Space, (vi) Tenant’s election to use or occupy a Phase is irrevocable (in other words, once Tenant elects to occupy a Phase, it cannot avoid the obligation to pay Rent as to such Phase by not occupying such Phase or revoking such election), (vii) Tenant’s rights under this Section 2.7.2 are personal to the original Tenant named in this Lease (the “Original Tenant”) and is not transferable to any Transferee or other party (with the sole exception of a Permitted Assignee), and shall automatically terminate upon any Transfer, and (viii) in all events, and notwithstanding any contrary provision of this Section 2.7.2, and irrespective of whether Tenant has used or occupied any portion of the Must Take Space, Tenant’s obligation to pay Base Rent with respect to the entire Must Take Space shall commence as of the Must Take Space Commencement Date.

2.7.3 The parties agree that the unexpired Base Rent Abatement Period shall apply to the Must Take Space should the Must Take Commencement Date occur prior to the expiration of the Base Rent Abatement Period (for example, if Tenant were to occupy a Phase one month after the Rent Commencement Date, there shall be no Base Rent payable as to that Phase for the two-month balance of the Base Rent Abatement Period, notwithstanding that the Must Take Commencement Date shall have occurred).

3. Term.

3.1 Lease Term. The Term shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated or extended pursuant to the provisions of this Lease. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term. After the Commencement Date, Tenant shall have access to the Common Areas of the Project and the Premises twenty-four (24) hours per day, seven (7) days a week during the Term, subject, however, to Force Majeure Events and other conditions beyond the reasonable control of Landlord.

3.2 Option to Extend.

3.2.1 Grant of Option. Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the initial Term for an additional period of three (3) years (the “Extended Term”) provided that an Event of Default shall not exist either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon commencement of the Extension Term (the “Extension Condition”). Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive the Extension Condition in which case the Extension Option, if otherwise properly exercised by Tenant, shall remain in full force and effect. If the Extension Condition is not satisfied, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Extension Option and to unilaterally void Tenant’s exercise of the Extension Option, in which event this Lease shall expire on the then-current Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

3.2.2 Exercise of Option. To exercise the Extension Option, Tenant shall give written notice to Landlord not more than eighteen (18) months and not less than twelve (12) months prior to the expiration of the initial Term (the “Option Election Notice”), the time of such exercise being of essence. Subject to the provisions of this Section 3.2, upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the initial Term.

3.2.3 Terms of Lease upon Exercise. If Tenant exercises an Extension Option pursuant to this Section 3.2 above, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, except that: (a) the Base Rent during the Extension Term shall be determined as set forth in this Section 3.2 below; (b) the Base Year shall be calendar year 2021; (c) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is,” as of the commencement of the Extension Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; and (d) Tenant shall have no further right to extend the Term after the expiration of the Extension Term.

3.2.4 Fair Market Rent. The Base Rent applicable to the Premises for the Extended Term shall be the Fair Market Rent (as defined below) for space comparable to the Premises. “Fair Market Rent” shall mean the annual rental that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, as of the commencement of the Extension Term, for space comparable to the Premises in Comparable Buildings, to be used for office purposes, based upon binding lease transactions for tenants in the Building and Comparable Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Extension Term (“Comparable Leases”). Comparable Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rent rates payable under Comparable Leases shall be adjusted to account for variations between this Lease and the Comparable Leases with respect to: (a) the length of the Extension Term compared to the lease term of the Comparable Leases; (b) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for the base year or expense stop), and escalation provisions, (c) the size of the Premises compared to the size of the premises of the Comparable Leases; (d) the location of the floors of the Premises (including the view from such floors) compared to the location of and view from the floors of the premises of the Comparable Leases; (e) the efficiency of the floor plate of the Building compared to the efficiency of the floor plate of Comparable Buildings; (f) the ceiling heights of the Building compared to the ceiling heights of Comparable Buildings; (g) free rent, moving allowances and other cash payments affecting the rental rate; (h) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors) compared to the Comparable Buildings; (i) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements and the extent to which the same can be utilized by a general office user other than Tenant; (j) the access to public transit; (k) the availability of parking; (l) the signage rights under this Lease compared to signage rights under Comparable Leases, (m) the amenities available to tenants in the Building and those exclusively available to Tenant compared to amenities available to tenants in Comparable Buildings; (n) the energy efficiencies and environmental elements of the Building compared to Comparable Buildings, including current LEED certification; and (o) the fact that landlords are or are not paying real estate brokerage commissions in connection with such Comparison Leases. The Fair Market Rate may include annual or other periodic increases and may be less than the Base Rent existing as of the exercise of the Extension Option.

3.2.5 Determination of Rent. Not later than six (6) months prior to the commencement of the Extension Term, provided that Tenant has properly and timely exercised the Extension Option, Landlord shall deliver to Tenant Landlord’s good faith estimate of the Fair Market Rent applicable to the Premises for the Extended Term (“Landlord’s Market Rent Proposal”). Tenant shall have a period of thirty (30) days in which to elect, by written notice to Landlord, either (a) to accept Landlord’s Market Rent Proposal or (b) to reject Landlord’s Market Rent Proposal; if Tenant fails to timely respond to Landlord’s determination, Tenant shall be deemed to have rejected Landlord’s Market Rent Proposal as set forth in clause (b) above. If Tenant accepts Landlord’s Market Rent Proposal, the parties shall enter into the amendment described in Section 3.2.10 below.

3.2.6 Arbitration.

(i) If Tenant provides written notice of Tenant’s rejection of Landlord’s Market Rent Proposal or is deemed to have rejected Landlord’s Market Rent Proposal, then within ten (10) business days thereafter, Tenant shall deliver to Landlord written notice setting forth Tenant’s estimate of the Fair Market Rent applicable to the Premises for the Extended Term (Landlord’s Market Rent Proposal and the amount set forth by Tenant in such notice shall each be referred to as a “Determination”). If Tenant fails to deliver its Determination in a timely manner, then the Fair Market Rent shall be Landlord’s Market Rent Proposal. If the higher Determination is no more than one hundred five percent (105%) of the lower Determination, then the Fair Market Rent shall be the average of the two. In all other cases, the Fair Market Rent shall be determined as set forth below.

(ii) Within ten (10) days after the parties exchange their respective Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space similar to the Building in the San Francisco market immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Building and in the Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to timely appoint an arbitrator, then the Fair Market Rent for the Extension Term shall be the Determination of the other party.

(iii) Within twenty (20) days following appointment of the second arbitrator to be appointed, the two arbitrators appointed by the parties shall appoint a third, similarly-qualified arbitrator who shall not have represented either Landlord or Tenant or any of their respective affiliates in the preceding five (5)- year period (the “Independent Arbitrator”), and notify Landlord and Tenant of the identity of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the San Francisco office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to make the appointment.

(iv) Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Arbitration Panel”). The Arbitration Panel may, at its option, conduct a hearing at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for questioning by the members of the Arbitration Panel and rebuttal by the other party. The Arbitration Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Base Rent for the Extension Term, and shall have no right to propose a middle ground or to modify either of the two Determinations or the provisions of this Lease. The Arbitration Panel shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Arbitration Panel shall render a decision within forty-five (45) days after appointment of the Independent Arbitrator.

(v) The decision of the Arbitration Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Arbitration Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties)

(vi) Each party may submit any written materials to the Arbitration Panel within five (5) business days of selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Arbitration Panel’s decision unless agreed to by both parties. No ex parte communications shall be permitted between any member of the Arbitration Panel and either Landlord or Tenant following appointment of the Arbitrator Panel until conclusion of the arbitration process. The members of the Arbitration Panel are authorized to walk both the Premises and any comparable space (to the extent access is made available).

3.2.7 Rent Payment Pending Resolution. If there is a dispute over Fair Market Rent for the Extension Term, until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to Section 3.2.6 above, Tenant’s monthly payments of Base Rent for the Premises as of the commencement of the Extension Term shall be in an amount equal to one hundred five percent (105%) of the monthly Base Rent payable by Tenant immediately prior to the scheduled expiration of the initial Term. Within thirty (30) days following determination of the Fair Market Rate by agreement by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent previously paid.

3.2.8 No Assignment. Tenant’s right to exercise the Extension Option is personal to, and may be exercised only by, the Original Tenant (or its Permitted Assignee). If Tenant shall assign this Lease (other than to a Permitted Assignee), then immediately upon such assignment, Tenant’s right to exercise the Extension Option shall simultaneously terminate and be of no further force or effect. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Option granted herein.

3.2.9 References to Term. Subject to the provisions of this Section 3.2, after exercise of an Extension Option, all references in this Lease to the Term shall be deemed to refer to the Term as extended, unless the context clearly provides to the contrary.

3.2.10 Amendment to Lease. After the Base Rent payable during the Extension Term is determined, the parties shall promptly execute an amendment to this Lease in a form reasonably acceptable to both parties extending the Term and stating the amount of the Base Rent payable during the Extension Term.

3.3 Tenant’s Option to Terminate Early for a Fee.

3.3.1 During the initial Term (but not the Extension Term), Tenant shall have a one-time option (the “Early Termination Option”) to terminate this Lease, effective as of the day (the “Termination Date”) that is the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date.

3.3.2 The Early Termination Option is granted subject to the following terms and conditions:

(i) Tenant must give Landlord a written notice of Tenant’s election to exercise the Early Termination Option (the “Early Termination Notice”) not later than nine (9) months prior to the Early Termination Date;

(ii) Tenant must pay to Landlord, not later than thirty (30) days prior to the Early Termination Date, a cash Lease termination fee (the “Fee”) in an amount equal to the sum of: (1) the sum equal to the Base Rent for the three (3) months immediately following the Early Termination Date that would have been owing following the Early Termination Date if Tenant had not exercised the Early Termination Option, plus (2) an amount equal to three (3) months of Escalation Rent (rather than use the estimated monthly Escalation Rent amount for the calendar year in which the Early Termination Date occurs for the purpose of calculating the amount owed under this clause (2), the parties agree that the final actual monthly Escalation Rent amount for the immediately preceding calendar year shall be used), plus (3) the unamortized amount as of the Early Termination Date of the sum of the following costs: (a) all brokerage commissions owing or paid to Colliers International by Landlord in connection with this Lease, plus (b) the costs of the Tenant Improvement Allowance referenced in Exhibit C attached hereto, paid or incurred by Landlord under this Lease, which costs shall be amortized on a straight-line basis over the eighty-four (84) months following the Rent Commencement Date.

(iii) Within thirty (30) days after Landlord’s receipt of the Early Termination Notice, Landlord shall notify Tenant of the precise amount of the Fee.

3.3.3 Effect of Early Termination. If Tenant exercises the Early Termination Option as set forth above, (i) all Rent payable under this Lease shall be paid through and apportioned as of the Early Termination Date (in addition to payment by Tenant of the Fee); (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after the Early Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of this Lease; (iii) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Early Termination Date in the condition required under this Lease for surrender of the Premises; and (iv) Landlord and Tenant shall, if Landlord so requests, enter into a written agreement reflecting the termination of this Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant receives the Landlord Notification; provided that the failure of Landlord and Tenant to enter into any such agreement shall in no way affect the validity of the termination of the Lease pursuant to exercise of the Early Termination Option.

3.3.4 Termination of Tenant’s Early Termination Option. The Early Termination Option shall, at Landlord’s option, automatically terminate and become null and void upon the earlier to occur of (i) the termination of Tenant’s right to possession of the Premises as the result of an Event of Default hereunder; (ii) an assignment or sublease of this Lease other than as permitted by this Lease or otherwise approved by Landlord; (iii) the failure of Tenant to timely or properly exercise the Early Termination Option; (iv) the failure of Tenant to timely pay the Fee; (v) the expiration of the initial Term of this Lease; or (vi) any extension of the Expiration Date stated in the Basic Lease Information (by reason of Tenant’s exercise of the Extension Option or otherwise).

4. Rent.

4.1 Base Rent. Tenant shall pay Base Rent to Landlord during the Term, in advance, in equal monthly installments, commencing on the Rent Commencement Date, and thereafter on or before the first day of each calendar month during the Term; provided, however, that upon signing this Lease, Tenant shall pay to Landlord an amount equal to $207,451.00, which amount shall be applied to the Base Rent owing for the first month of the Term following expiration of the Base Rent Abatement Period. If the Rent Commencement Date is other than the first day of a calendar month, the installment of prepaid Base Rent for the first month of the Term for which Base Rent is payable shall be prorated on the basis of a thirty (30)-day month, and the balance shall be credited to Base Rent owing for the following month of the Term. If the Expiration Date is other than the last day of a calendar month, or if this Lease shall be terminated as of a day other than the last day of a calendar month (except in the case of an Event of Default), the installment of Base Rent for the last fractional month of the Term shall be prorated on the basis of a thirty (30)-day month.

4.2 Manner of Rent Payment. Except as otherwise provided in Section 4.3, all Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset (except as expressly set forth in this Lease), in lawful money of the United States of America, and if payable to Landlord, at Landlord’s Address in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.3 Additional Rent. All Additional Rent shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor.

4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant within five (5) business days after the due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such Rent. A late charge shall not be imposed more than once with respect to any particular payment not paid by Tenant when due. Any Rent, other than late charges, due Landlord under this Lease, if not paid within five (5) business days after the due date, shall also bear interest at the Interest Rate from the date due until paid. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of an Event of Default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease. Notwithstanding anything to the contrary set forth herein, Tenant shall not be liable for the late charge set forth in this Section 4.4 with respect to the first delinquency by Tenant in any twelve (12)-calendar month period, provided that Tenant shall pay any such delinquent amount within five (5) business days after receipt of notice of such delinquency from Landlord.

4.5 Effect of Landlord Delay. The Rent Commencement Date (and the Base Rent Abatement Period) shall be delayed by the length of any Landlord Delay. Such period of Landlord Delay shall in all events be deemed to have terminated as of the date that Tenant commences business operations in any portion of the Premises (provided that performance of Tenant Improvements, testing, move-in and/or storage of items in the Premises alone shall not constitute commencement of business operations).

5. Calculation and Payments of Escalation Rent. Tenant shall pay to Landlord Escalation Rent, in accordance with the following procedures:

5.1 Payment of Estimated Escalation Rent. During December of each calendar year, Landlord shall give Tenant notice of its commercially reasonable estimate of Escalation Rent due for the succeeding calendar year. On or before the first day of each month during the succeeding calendar year, Tenant shall pay to Landlord, as Additional Rent, one twelfth (1/12) of such estimated amounts. If Landlord fails to deliver such notice to Tenant in December, Tenant shall continue to pay Escalation Rent on the basis of the prior year’s estimate until the first day of the next calendar month after such notice is given, provided that within thirty (30) days after receipt of Landlord’s estimate, Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the year in question, less any portion thereof previously paid by Tenant. If it reasonably appears to Landlord that the amounts payable under this Section 5.1 for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, but not more than two (2) times in any calendar year, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate. Landlord’s failure or delay in providing Tenant with Landlord’s estimate of Escalation Rent for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Escalation Rent for such calendar year or of Landlord’s right to send such an estimate to Tenant on a later date. Notwithstanding anything to the contrary set forth in this Lease Tenant shall have no obligation to pay any Escalation Rent or portion thereof until the date that is nine (9) months after the Rent Commencement Date as to the Initial Premises and until the date that is nine (9) months after the Must-Take Commencement Date as to the Must-Take Premises (or, if applicable, for any Phase, until the date that is nine (9) months after the Tenant first occupies such Phase for the conduct of its business; provided that performance of Tenant Improvements, testing, move-in and/or storage of items in the Premises alone shall not constitute commencement of business operations).

5.2 Escalation Rent Statement and Adjustment. Within one hundred eighty (180) days after the close of each calendar year, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, showing in reasonable detail (a) the Overall Project Operating Expenses, the Office Component Operating Expenses, and the Real Property Taxes comprising the actual Escalation Rent, and (b) payments made by Tenant on account of the Overall Project Operating Expenses, the Office Component, and Real Property Taxes for such calendar year (an “Annual Statement”). In addition, on or before April 30, 2015, Landlord shall deliver an Annual Statement listing the Operating Expenses and Real Property Taxes allocable to the Base Year, including any adjustments made pursuant to Section 5.3. If the Annual Statement shows that Tenant owes an amount that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of the statement. If the Annual Statement shows that Tenant owes an amount that is less than the payments previously made by Tenant for such calendar year,

Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after the termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. Notwithstanding any provision in this Lease to the contrary, however, in no event shall any decrease in the Overall Project Operating Expenses, the Office Component Operating Expenses or the Real Property Taxes below the Base Overall Project Operating Expenses, the Base Office Component Operating Expenses, or the Base Real Property Taxes, respectively, entitle Tenant to any refund, decrease in Base Rent, or any credit against sums due under this Lease. Landlord may revise the Annual Statement for any calendar year if (i) Landlord first receives invoices from third parties, tax bills or other information relating to adjustments to Overall Project Operating Expenses, the Office Component Operating Expenses, or the Real Property Taxes allocable to such calendar year after the initial issuance of such Annual Statement and/or (ii) the amount of the Overall Project Operating Expenses, the Office Component Operating Expenses or the Real Property Taxes allocable to the Base Year, is subsequently adjusted. Landlord’s failure or delay in providing Tenant with an Annual Statement for any calendar year shall not constitute a default by Landlord hereunder, or (except as expressly provided in this Section 5.2 below) a waiver by Landlord of Tenant’s obligation to pay Escalation Rent for such calendar year or of Landlord’s right to send such Annual Statement on a later date. Tax refunds received during the Term that relate to a tax period following the Base Year shall be credited against Real Property Taxes regardless of when received, based on the calendar year to which the refund is applicable. If, after Landlord’s delivery of any Annual Statement, an increase or decrease in Real Property Taxes allocable to any calendar year (including the Base Year) occurs, whether by reason of reassessment, error, or otherwise, Real Property Taxes for such calendar year or the Base Year, as the case may be, shall be retroactively adjusted (and irrespective of the time limits set forth in this Section 5.2). If, as a result of such adjustment, Tenant has underpaid Tenant’s Percentage Share of Escalation Rent, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after demand. If, as a result of such adjustment, Tenant has overpaid Tenant’s Percentage Share of Escalation Rent, Landlord shall refund the amount of the overpayment to Tenant within thirty (30) days after such adjustment is made. Tenant shall have one (1) year after receipt of an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement (“Expense Claim”). If Tenant does not object in writing to an Annual Statement within said one (1)-year period, such Annual Statement shall be final and binding upon Tenant. If Tenant delivers an Expense Claim to Landlord within said one (1)-year period, the parties shall promptly meet and attempt in good faith to resolve the matters set forth in the Expense Claim. If the parties are unable to resolve the matters set forth in the Expense Claim within thirty(30) days after Landlord’s receipt of the Expense Claim (“Expense Resolution Period”), then Tenant shall have the right to examine Landlord’s records, subject to the terms and conditions set forth in Section 5.6. This Section 5.2 shall survive the expiration or earlier termination of this Lease. If Landlord fails to demand payment for a given item of Operating Expenses within one (1) year after the end of the calendar year in which such Operating Expense was incurred, Landlord shall be deemed to have waived its right to seek reimbursement of such Operating Expense (such one (1)-year limitation shall in no event apply to Real Property Taxes or any Possessory Interest Tax).

5.3 Adjustments to Operating Expenses and Real Property Taxes.

5.3.1 Operating Expenses. If the Building is less than one hundred percent (100%) occupied during any calendar year of the Term, including the Base Year, Operating Expenses for such calendar year shall be adjusted to the amount of Operating Expenses that would have been incurred if the Building had been one hundred percent (100%) occupied. For purposes of clarification, if the Building is not one hundred percent (100%) occupied during the Base Year, then for purposes of determining Operating Expenses for the Base Year, Landlord shall “gross-up” Operating Expenses to reflect the amounts that would have been paid or incurred had the Building been one hundred percent (100%) occupied during the Base Year. Notwithstanding anything to the contrary set forth in this Lease, if in any calendar year subsequent to the Base Year, the amount of Operating Expenses decreases below the amount of Operating Expenses allocable to the Base Year, Tenant shall not be entitled to receive any refund or credit. In no event shall any adjustments to Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Expenses incurred by Landlord in any such calendar year. Landlord shall manage the Office Component and Common Areas in a manner reasonably consistent with the efficiencies and economies that are practiced by experienced and sophisticated property owners of Comparable Buildings.

5.3.2 Real Property Taxes.

(a) Exemption for the University Component. Landlord is currently paying (under protest) ad valorem real property taxes with respect to the entire Project, but is pursuing, and expects to ultimately obtain, an exemption based on the Landlord’s future use of the University Component for an educational purpose; it is currently unknown if such exemption will be granted by the beginning of the Base Year (or if it will be granted at all). For the purposes of determining Base Real Property Taxes and Real Property Taxes under this Lease at any time during which the University Component or any portion thereof receives the exemption described in this Section 5.3.2(a), the parties agree that it shall be assumed that no exemption were received by Landlord and instead the Project were fully assessed without exemption, the intent of the parties being that Tenant be liable for Tenant’s Percentage Share of any increase in Real Property Taxes as compared to Base Real Property Taxes assuming the Project were assessed in the same manner as other Comparable Buildings, including the limitations on Real Property Taxes based upon any change in ownership.

(b) Adjustments. For purposes of determining Base Real Property Taxes for the Base Year, Landlord shall make an appropriate adjustment to the Real Property Taxes for such year as reasonably determined by Landlord using sound accounting and management principles to determine the amount of Real Property Taxes (including the annual installment of any special assessment relating to the Renovation of the Building or the construction of all tenant improvements) that would have been incurred during such year if the Renovation of the Building and the construction of all tenant improvements had been fully completed and the Land, the Building, and all tenant improvements in the Building had been fully assessed for Real Property Tax purposes (without reference to any exemption received by Landlord as described in Section 5.3.2(a) above). Base Real Property Taxes shall be adjusted to include any reduction in Base Real Property Taxes obtained by Landlord after the Lease Date as a result of a commonly called Proposition 8 application; provided, however, that the Base Real Property Taxes shall hereafter be increased by (a) the amount of any increase in Real Property

Taxes due solely to the expiration or reversal of such Proposition 8 application or (b) the positive difference between a reduction to the Real Property Taxes obtained by Landlord as a result of a Proposition 8 application applicable to the Base Year and a reduction to the Real Property Taxes obtained by Landlord as a result of a Proposition 8 application applicable to any year subsequent to the Base Year. If in the Base Year a Possessory Interest Tax is assessed (in lieu of Real Property Taxes), but in any subsequent year Real Property Taxes are assessed on the Project (in lieu of the Possessory Interest Tax), the “Base Real Property Taxes” shall be equal to the Real Property Taxes that would have been incurred in the Base Year had the construction of all tenant improvements been fully completed and the Land, the Building, and all tenant improvements in the Building been fully assessed for Real Property Tax purposes.

(c) Possessory Interest Tax. Landlord has advised Tenant that this Lease may give rise to an obligation for Tenant to pay a Possessory Interest Tax for all or a portion of the Term of this Lease, but it is the parties’ intention that Landlord shall be responsible, throughout the Term of this Lease, for paying the amount of the Possessory Interest Tax that is owing for the Base Year (the “PI Tax Base Amount”), and that Tenant’s liability for the Possessory Interest Tax be limited to the increase over the PI Tax Base Amount. Accordingly, Tenant shall provide Landlord a copy of any tax bill (the “PI Tax Bill”), and any other statements and other correspondence from the County Assessor, California Board of Equalization or any other governmental agency concerning the Possessory Interest Tax (each, a “PI Tax Notice”), within ten (10) calendar days of receipt of such PI Tax Notice. Provided that Tenant provides Landlord, at least thirty (30) days prior to the due date stated in the PI Tax Bill, a copy of the PI Tax Bill and a payment equal to any increase (if any) in the amount of the PI Tax Bill over the PI Tax Base Amount, Landlord shall pay such PI Tax Bill to the appropriate taxing authority prior to delinquency and provide proof of such payment to Tenant.

5.3.3 Tenant’s Percentage Share; Equitable Adjustment. Notwithstanding the definition of “Tenant’s Percentage Share” as set forth in the Basic Lease Information, Landlord shall have the right, from time to time, to equitably allocate certain Operating Expenses to Tenant and the Office Component in a percentage that deviates from Tenant’s Percentage Share (the “Equitably Allocated Expenses”), if, in Landlord’s reasonable discretion, such allocation is appropriate to accurately reflect the relative benefits conferred upon the Office Component and the University Component with regard to such Operating Expenses. The Equitably Allocated Expenses must (i) be allocated and charged to Tenant in an equitable manner, (ii) no Equitably Allocated Expenses may be charged in a duplicative manner, (iii) no Equitably Allocated Expenses may be included in both Tenant’s Percentage Share of Overall Project Operating Expenses and Tenant’s Percentage Share of Office Component Operating Expenses, (iv) the Annual Statement (as defined in Section 5.2 above) shall note any Equitably Allocated Expenses and the methodology used to calculate the Equitably Allocated Expenses, and (v) the Equitably Allocated Expenses must be treated consistently in the Base Year and any subsequent years.

5.3.4 Adjustments. In addition, the Operating Expenses for the Base Year shall be adjusted to include, when Building Systems are under warranty during the Base Year, an adjustment for the cost of service contracts that would have been incurred in the absence of such warranties. The purpose of the adjustments set forth in this Section 5.3.4 is to include in Operating Expenses for the Base Year all reasonable cost components that occur or are likely to occur in later years. If a new category of expense is incurred after the Base Year (including, without limitation, costs and expenses incurred in complying with or administering Landlord’s transportation demand management program) or a new type of insurance is first carried following expiration of the Base Year, the first full year’s expense for such item shall be added to Operating Expenses for the Base Year, so that Tenant shall only be required to pay subsequent increases in such expense. Conversely, if, subsequent to the Base Year, Landlord no longer incurs a category of expense, then the Operating Expenses for the Base Year shall be deemed reduced by the amounts Landlord incurred during the Base Expense Year for such category of expense. If a new category of Real Property Taxes is incurred after the Base Year, the first full year’s expense for such item shall be added to Real Property Taxes for the Base Year, so that Tenant shall only be required to pay subsequent increases in such expense. In addition, Management Fees in years after the Base Year shall be calculated in the same manner as in the Base Year.

5.3.5 Special Assessments. Landlord represents and warrants it has no actual knowledge (without any duty of inquiry or investigation) of any planned special assessments other than Real Property Taxes presently assessed, levied, charged or imposed on the Project or any part thereof. Landlord shall pay, without being entitled to reimbursement from Tenant under this or any other Section of this Lease, any and all one-time assessments, impositions, costs of mitigation, impact fees, connection fees, tap-in fees and similar one-time charges imposed as a condition of or in connection with Landlord’s renovation of the Building or any expansion thereof (but any of the aforementioned that are triggered by the Tenant Improvements, the Alterations, or Tenant’s specific use of the Premises, shall be borne by Tenant). Landlord shall pay when due all assessments for municipal improvements levied against the Building during the Term, which shall be paid in the maximum number of installments permitted by Applicable Law and shall be included in Real Property Taxes. Landlord shall pay subsequent assessments for which it is entitled to obtain reimbursement from Tenant in the maximum number of installments permitted by Applicable Law.

5.4 Payment of Real Property Taxes in Installments. If, by law, any Real Property Taxes may be paid in installments (whether or not interest accrues on the unpaid balance), then, for any calendar year (including the Base Year), Landlord shall include in the calculation of such Real Property Taxes only the amount of the installments (with any interest) due and payable during such year had Landlord selected the longest permissible period of payment, provided that following the retirement or completed payment of any such Real Property Taxes, the amount of Real Property Taxes allocable to the Base Year shall be adjusted to eliminate that portion included therein, if any, that related to such retired or paid Real Property Taxes.

5.5 Proration for Partial Year. If the Rent Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on the basis of twelve (12) thirty (30)-day months in each calendar year. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above.

5.6 Inspection of Landlord’s Records.

5.6.1 Tenant’s Review. Provided that Tenant has timely delivered an Expense Claim to Landlord, Tenant or a certified public accountant engaged by Tenant (“Tenant’s CPA”) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Operating Expenses and/or Real Property Taxes (“Landlord’s Records”) for the calendar year in question (including the Base Year) that are disputed in the Expense Claim (“Tenant’s Review”). Any examination of Landlord’s Records shall take place upon reasonable prior written notice, at the offices of Landlord or Landlord’s property manager, during normal business hours, no later than two hundred forty (240) days after expiration of the Expense Resolution Period. Tenant’s CPA engaged to inspect Landlord’s records shall not be compensated on a contingency-fee basis. Tenant agrees to keep, and to cause Tenant’s CPA to keep, all information obtained by Tenant or Tenant’s CPA confidential, (except as required under Applicable Laws or disclosure to persons or entities who, because of their involvement with Tenant’s Review, need to know such information; provided, that, such parties shall be informed by Tenant of the confidential nature of such information and shall be directed by Tenant to keep all such information confidential), and Landlord may require all persons inspecting Landlord’s records to sign a commercially reasonable confidentiality agreement prior to making Landlord’s Records available to them. In no event shall Tenant be permitted to examine Landlord’s Records or dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (including the amount disputed in the Expense Claim) when due.

5.6.2 Landlord’s Dispute. If Landlord disputes the results of any Tenant’s Review, Landlord shall provide written notice of such dispute and Landlord and Tenant shall promptly thereafter work in good faith in an attempt to address Landlord’s dispute fora period of thirty (30) days after completion of Tenant’s Review (the “Landlord’s Dispute Period”). If Landlord and Tenant are unable to resolve Landlord’s dispute within Landlord’s Dispute Period, Landlord may provide Tenant written notice within fifteen (15) days after the Landlord’s Dispute Period of its election to seek resolution of the dispute by an Independent CPA (as defined below) together with a list of five (5) independent, certified public accounting firms that are not currently providing, and have not within the three (3) previous years provided, services to Landlord or Tenant or any entity Controlling, Controlled by or under common Control of Landlord or Tenant. All of the firms shall be nationally or regionally recognized firms with annual revenues in excess of Twenty Million Dollars ($20,000,000.00) during the preceding two (2) fiscal years and have experience in accounting related to commercial office buildings. In order to accommodate the foregoing, Tenant shall provide Landlord, within ten (10) days after request, a complete list of all certified public accounting firms that are currently providing, or have within the three (3) previous years provided, services to Tenant or any entity Controlling, Controlled by or under common Control of Tenant. Landlord’s failure to deliver a notice of dispute and such list of accounting firms within fifteen (15) days after Landlord’s Dispute Period shall be deemed to be Landlord’s acceptance of the results of Tenant’s Review. Within thirty (30) days after receipt of the list of accounting firms from Landlord, Tenant shall choose one of the five (5) firms by written notice to Landlord, which firm is referred to herein as the “Independent CPA.” The Independent CPA shall examine and inspect the records of Landlord concerning the components of Operating Expenses and/or Real Property Taxes for the calendar year in question and the results of Tenant’s Review and make a determination regarding the accuracy of Tenant’s Review. If the Independent CPA’s determination shows that Tenant has overpaid with respect to Escalation Rent, by more than four percent (4%), then Landlord shall pay all reasonable costs associated with the Independent CPA’s review (but in no event more than the amount of the overpayment by Tenant, or Seven Thousand Five Hundred Dollars ($7,500.00), whichever is less) and if less than four percent (4%) the costs shall be borne by Tenant. The determination of the Independent CPA shall be final and binding upon Landlord and Tenant.

5.6.3 Adjustments following Tenant’s Review. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.6.2 above, Tenant’s Review) shows that the payments actually made by Tenant with respect to Escalation Rent for the calendar year in question exceeded the Escalation Rent that should have been paid for that year, Landlord shall at Landlord’s option either (a) credit the excess amount to the next succeeding installments of estimated Escalation Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant Review, after delivery of Tenant’s Review), except that after the expiration or earlier termination of this Lease, Landlord shall pay the excess to Tenant. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.6.2, Tenant’s Review) shows that Tenant’s payment of Escalation Rent was less than the amount that should have been paid for such calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant Review, after delivery of Tenant’s Review). If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.6.2 above, Tenant’s Review) shows that Tenant has overpaid with respect to Operating Expenses and Real Property Taxes, in the aggregate, by more than three percent (3%), then Landlord shall reimburse Tenant for all costs incurred by Tenant for Tenant’s Review.

5.6.4 Records. Landlord shall retain Landlord’s Records for the greater of (x) two (2) years after the expiration of the applicable calendar year to which such Landlord’s Records relate and (y) the resolution of any dispute between Landlord and Tenant regarding Operating Expenses for the applicable calendar year. Tenant shall have a one-time right to perform Tenant’s Review of Landlord’s Records relating to the Base Year. Landlord shall retain Landlord Records related to the Base Year until Tenant has completed Tenant’s Review of Landlord’s Records relating to the Base Year. This Section 5.6 shall survive the expiration or earlier termination of this Lease.

6. Other Payments by Tenant.

6.1 Impositions. Tenant shall be responsible for payment of all Impositions. If billed directly, Tenant shall pay such Impositions. If any Impositions are billed to Landlord, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor. If Applicable Law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.

6.2 Trash Removal. Tenant shall store all trash and garbage within the areas established by Landlord for such purposes and so as not to create or permit any health or fire hazard. The costs and expenses incurred by Landlord in establishing and maintaining such area (as well as any trash compactor or other equipment used in connection therewith) and in providing the pickup service shall be borne by Tenant as a part of Overall Project Operating Expenses. Landlord shall, if practicable given space constraints in the Building, dedicate trash bins exclusively for Tenant’s use (in which event the entire cost of collecting such bins such be included in the Office Component Operating Expenses). Landlord shall also have the option of establishing a code, “card key” or other monitoring system to determine the individual trash and garbage use of tenants in the Project, and if Landlord elects to establish such system, Tenant shall pay Landlord as Rent under this Lease the charge reasonably determined by Landlord for Tenant’s individual trash and garbage use. If Landlord issues a card key, trash pass or similar monitoring device for trash, Landlord may collect from Tenant a deposit for such key, pass or device, in an amount determined by Landlord.

6.3 Net of Electricity and Natural Gas Supplied to the Premises. Prior to the Commencement Date, Landlord at Landlord’s expense, shall cause the Premises to be separately metered for all electricity supplied to the Premises for general office, light and convenience power and for office equipment and supplemental air conditioning, and Tenant shall pay to Landlord, commencing on the Commencement Date, in addition to the Base Rent and the Escalation Rent, and other charges payable under this Lease, before delinquency all charges for electricity (as well as related fees, taxes, or assessments thereon) supplied to the Premises during the Term. In addition, if Tenant requires the use of natural gas in the Premises, Landlord, at Tenant’s expense, shall cause the Premises to be separately metered for all natural gas supplied to the Premises, and Tenant shall pay to Landlord, commencing on the Commencement Date, in addition to the Base Rent and the Escalation Rent, and other charges payable under this Lease, before delinquency all charges for natural gas (as well as all connections fees, and all related fees, taxes, or assessments thereon) supplied to the Premises during the Term.

7. Use and Occupancy of Premises.

7.1 Permitted Use; Occupancy. The Premises shall be used solely for the Permitted Use and for no other purpose whatsoever.

7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Project, anything which (a) is prohibited by, will in any way conflict with Applicable Laws; or (b) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property. If Tenant does or permits anything to be done which increases the cost of any policy of insurance carried by Landlord, or which results in the need, in Landlord’s sole judgment, for additional insurance to be carried by Landlord or Tenant with respect to any portion of the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums or costs, and/or procure such additional insurance, at Tenant’s sole cost and expense. Invocation by Landlord of such right shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use that gives rise to the additional insurance premium or requirement or from invoking any other right or remedy available to Landlord under this Lease. Tenant shall not bring into the Premises or any portion thereof, any furniture, fixtures and/or equipment, and/or make any Alterations to the Premises, the aggregate weight of which would exceed the specified live load capacity of the floor or floors on which the Premises is located or otherwise jeopardize the structural integrity of the Building.

7.3 Compliance with Applicable Laws.

7.3.1 Tenant’s Obligations. Tenant, at its cost and expense, shall promptly comply with all Applicable Laws applicable to Tenant’s use or occupancy of, or business conducted in, the Premises, and shall maintain the Premises and all portions thereof in compliance with all Applicable Laws. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Applicable Law shall be conclusive of that fact. In addition, Tenant shall make all modifications to any portion of the Project outside the Premises (including modifications that are structural or capital in nature), which are necessitated, in whole or in part, by (a) Tenant’s use or occupancy of, or business conducted in, the Premises other than for general office use, (b) any acts or omissions of Tenant or any Tenant Parties, or (c) any Alterations. Notwithstanding the foregoing provisions of this Section 7.3.1 to the contrary, Tenant need not comply with any Applicable Laws so long as Tenant is contesting the validity thereof or the applicability thereof in accordance with the remainder of this Section 7.3.1. Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Applicable Laws with which Tenant is responsible for compliance hereunder, provided that (i) the condition which is the subject of such contest does not pose a danger to persons or property, (ii) the certificate of occupancy or other occupancy permit for the Premises or the Project is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, and (iii) Landlord is not subject to criminal penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest. Tenant shall keep Landlord advised as to the status of any such proceedings and Tenant shall indemnify Landlord against liability in connection with such contest or non-compliance.

7.3.2 Landlord’s Obligation. If the Common Areas as of the date upon which the Landlord’s Work is Substantially Completed do not comply in all material respects with all Applicable Laws, or if the Premises as of the date upon which the Landlord’s Work is Substantially Completed do not comply in all material respects with all Applicable Laws (to the extent that such Applicable Laws apply to the Premises prior to construction of the Tenant Improvements) then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such corrective work or take such other actions as may be reasonably necessary to cure any violation. Landlord shall not be responsible for any non-compliant condition that arises due to the construction of any of the Tenant Improvements, the construction of any other Alterations by Tenant or the installation of any of Tenant’s furniture, fixtures, equipment or property, or that are due to Tenant’s particular use of the Premises or the particular manner in which Tenant conducts its business in the Premises other than general office use. Subject to reimbursement as an Operating Expense to the extent permitted pursuant to Article 5 and Tenant’s obligations under the Work Letter and Section 7.3.1 above, Landlord shall be responsible for (i) operating the Building in accordance with all Applicable Laws and the occupancy certificate issued for the Project and (ii) causing the structure of the Building, the Building Systems, and the Common Areas to comply with all Applicable Laws. Subject to the following sentence, Landlord shall have the right to apply for and obtain a waiver or deferment of compliance, the right to contest any violation in good faith, including, but not limited to, the right to assert any and all defenses allowed by Applicable Laws, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws, and Landlord’s obligation to perform corrective work or take other action to cure a violation under this Section 7.3.2 shall not apply until after the exhaustion of any and all rights to appeal or contest. Landlord, at its expense, after notice to Tenant, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Applicable Laws with which Landlord is responsible for compliance hereunder, provided that (x) the condition which is the subject of such contest does not pose a danger to persons or property, (y) the certificate of occupancy or other occupancy permit for the Premises or the Project is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, and (z) Tenant is not subject to criminal penalty or to prosecution for a crime by reason of Landlord’s non-compliance or otherwise by reason of such contest. Landlord shall keep Tenant advised as to the status of any such proceedings and Landlord shall indemnify Tenant against liability in connection with such contest or non-compliance.

7.4 No Nuisance.

7.4.1 Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project, or others lawfully in or about the Project; (ii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project; or (iii) operate any equipment within the Premises which does or could vibrate or shake the Premises or the Project (unless Tenant has coordinated such operation with Landlord in advance and scheduled it at a time that is acceptable to Landlord, in Landlord’s reasonable discretion).

7.4.2 Following the completion of the Landlord’s Work, Landlord shall use commercially reasonable efforts to ensure that other occupants of the Project do not conduct themselves in a manner that unreasonably interferes with Tenant’s use of the Premises for typical office purposes, including, but not limited to, the creation of any nuisance, or unreasonable noise, dust, vibration or odors.

7.5 Compliance With Environmental Laws; Use of Hazardous Materials.

7.5.1 Tenant’s Obligations. Without limiting the generality of Section 7.2 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except in accordance with Environmental Laws and the Rules and Regulations; provided, however, that Tenant shall have the right, without providing notice to or obtaining the consent of Landlord, to store reasonable quantities of and use standard cleaning solvents and chemicals commonly found in offices, provided that Tenant complies with all Applicable Laws and prudent industry practice in connection with such use. In the event of a release of any Hazardous Materials in violation of Environment Laws caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

7.5.2 No Tenant Obligation as to Third Party Materials. If any Hazardous Materials are discovered to have been present in the Premises as of the Substantial Completion of Landlord’s Work in violation of Environmental Laws (“Preexisting Hazardous Materials”), and such Hazardous Materials were not introduced by Tenant or the Tenant Parties, then, Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall diligently remove or otherwise remediate such condition, to the extent, if any, required by Environmental Laws. Further, in no event shall Tenant be required to abate, remediate and/or clean up any Hazardous Materials in, on, or about the Premises, that were not brought upon, produced, treated, stored, used, discharged or disposed of by Tenant or Tenant Parties (collectively, “Third Party Hazardous Materials”), except to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. For purposes hereof, Third Party Hazardous Materials shall include Hazardous Materials in, on, or about the Premises that were brought upon, produced, treated, stored, used, discharged or disposed of by Landlord. Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall remove or otherwise remediate any Third Party Hazardous Materials, to the extent, if any, required by Environmental Laws.

7.6 Sustainable Building Operations.

7.6.1 Operation of Building. The Building is or may in the future become certified and operated under any one or more Green Rating Systems or operated pursuant to the Sustainability Practices.

7.6.2 Rating of Premises. Upon Tenant’s request but not more often than once every twelve (12) months, Landlord shall use commercially reasonable efforts to provide to Tenant the data required to calculate benchmarks for the energy efficiency of the Premises using the ENERGY STAR® Portfolio Manager and, at Tenant’s cost and expense, cause a professional engineer to analyze the energy efficiency of the Premises and issue a Statement of Energy Performance as required by the ENERGY STAR® Portfolio Manager.

7.6.3 Reporting Applicable Laws. Landlord shall have the right to access the Premises to conduct Energy Efficiency Audits as required by Applicable Laws and Tenant shall provide data regarding consumption of electrical, natural gas, water and other resources as reasonably required by Landlord to permit preparation of an Annual Energy Benchmark Summary report as and to the extent required by San Francisco Environment Code Section 2000 et seq. (the “San Francisco’s Existing Commercial Buildings Energy Performance Ordinance”). Tenant shall be responsible for any penalties imposed on, or other damages incurred by, Landlord under the San Francisco’s Existing Commercial Buildings Energy Performance Ordinance arising from Landlord’s failure to comply with the reporting and disclosure requirements thereunder to the extent due to Tenant’s default of its obligations under this Section 7.6.3.

7.7 Recycling and Waste Management. Tenant agrees, at its sole cost and expense to comply with all Applicable Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by this Section 7.7, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. In addition, Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 7.7.

7.8 Landlord Covenants. Landlord will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Premises and/or Project, or transport to or from the Premises, any Hazardous Material, except in compliance with Environmental Laws. Landlord will give prompt written notice to Tenant of:

(a) Any proceeding or inquiry by any governmental authority known to Landlord with respect to the presence of any Hazardous Material on the Premises or Project or relating to any loss or injury resulting from any Hazardous Material not caused by Tenant or the Tenant Parties; and

(b) All Claims made or threatened by any third party against Landlord or the Project relating to any loss or injury resulting from any Hazardous Material; and

(c) Landlord’s discovery of any occurrence or condition on the Premises and/or Project that could cause the Premises and/or the Project or any part thereof to be subject to any new restrictions on occupancy or use of the Premises and/or the Project under any Environmental Laws.

7.9 No Third Party Beneficiary. The provisions of this Article 7 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building.

8. Building Services.

8.1 Building-Standard Services. Subject to the terms of this Article 8, Applicable Laws, and Force Majeure Events, Landlord shall cause to be furnished to the Premises the following services (twenty four (24) hours per day, seven (7) days per week, unless indicated otherwise): (a) tepid and cold water to those points of supply and in volumes provided for general use of tenants of the Office Component; (b) HVAC so as to cause the portions of the Premises used for general office purposes to be heated and/or cooled generally to a temperature between 68 and 75 degrees Fahrenheit during Building Standard Hours, subject to (1) temporary interruptions due to repairs and maintenance; (2) the impact of unseasonable or unusual weather conditions, (3) limitations imposed by Applicable Laws and voluntary (but generally observed in Comparable Buildings) energy-conservation measures, (4) the acts or omissions of the Tenant or the Tenant Parties (including, without limitation, Tenant’s generation of excessive heat in the Premises, or Tenant’s failure to take reasonable steps to moderate the temperature in the Premises by, for example, closing or opening blinds and doors), and (5) the impact of the design of the Tenant Improvements and any Alterations, and the placement of Tenant’s furniture, fixtures, and equipment in the Premises; (c) passenger elevator service via the Office Component Elevators; (d) freight elevator service subject to then applicable Building-standard procedures and scheduling (which procedures may require that the occupant of the Project utilizing the freight elevator be accompanied by Landlord’s security personnel, as an Operating Expense); (e) lighting replacement for lights located in the Office Component Lobby; (f) exterior window washing at least twice per year; (g) electricity up to the Wattage Allowance; and (h) garbage removal from the Project on a weekly basis. Tenant shall be entitled to receive its mail and other deliveries in the separate mail room for the University Component that will be operated by Landlord. Tenant shall be permitted to have deliveries made directly to its Premises if acceptable to Tenant’s vendor.

8.2 Building Security Services; Tenant Security System. Landlord shall have the right from time to time to adopt such reasonable policies, procedures and programs as Landlord shall, in its reasonable discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord. Landlord shall provide limited security services for the Common Areas of the Project (but not individually for Tenant or the Premises) at a level that, in Landlord’s reasonable discretion, is appropriate under the circumstances from time to time; Landlord’s security personnel will not be checking in visitors or otherwise providing a lobby guard service that is comparable to what is common in Comparable Building but Landlord agrees that as part of its security services it shall, to the extent it deems appropriate in its reasonable discretion, monitor and patrol the overhang of the Building for the purpose of eliminating use as shelter by homeless persons. Tenant acknowledges that access to the service elevator will require a card-key, and outside of Building Standard Hours access to the service elevator may be conditioned upon a requirement that the persons be escorted by Landlord’s security personnel (and the reasonable cost of such security personnel shall be borne by Tenant). Tenant acknowledges that in all events and notwithstanding any provision of this Lease to the contrary, Landlord and the other Landlord Parties shall not be liable to Tenant, and to the maximum extent permitted by law, Tenant hereby waives any claim against the Landlord Parties for any unauthorized or criminal entry of third parties into the Premises or the Building, any injury to or death of persons, or any loss of property in and about the Premises or the Building caused by or resulting from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord. Notwithstanding anything to the contrary contained herein, if Landlord becomes aware of any serious breach of security in the Common Areas or the Office Component as to which Tenant is not likely to have knowledge, then Landlord shall endeavor to promptly provide notice to Tenant via email to security@eventbrite.com or such other email address as Tenant shall from time to time notify Landlord in writing (but in no event will Landlord be obligated to send notices to more than one (1) person), provided, however that (i) such notice will be provided as a courtesy to Tenant, (ii) Landlord’s failure to provide such notice shall in no event constitute a breach of this Lease by Landlord or subject Landlord to any liability, and (iii) Tenant acknowledges that any claims arising in whole or part by Landlord’s failure to provide such notice shall be subject to the waiver of claims set forth in the immediately preceding sentence. Tenant shall be entitled to install a separate security system for the Office Component and may include, without limitation, key-card systems, access gates (including such gates in the Office Component Lobby), security lighting and video monitoring equipment (including in the ceilings of the Common Areas adjacent to the Premises, subject to Landlord’s reasonable approval of the locations thereof) (“Tenant’s Security System”), either as an Alteration or as a part of the initial Tenant Improvements; provided, however, (i) Tenant shall ensure that Tenant’s Security System is compatible with any security system installed by Landlord, (ii) the plans and specifications for Tenant’s Security System shall be subject to Landlord’s reasonable approval, and (iii) the installation of Tenant’s Security System shall otherwise be subject to the terms and conditions of this Lease and/or the Work Letter, as applicable. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security System into the Building systems if requested by Tenant provided that (a) Tenant’s Security System is compatible with the Building systems and (b) Tenant’s Security System does not materially and adversely interfere with the Building systems. In addition, Tenant shall have the right to contract directly with Landlord’s security contractor as well as utilize its own employees or third parties to perform security services within the Premises.

8.3 Interruption or Unavailability of Services. Notwithstanding anything to the contrary set forth herein, if Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of any failure of Landlord to provide utilities and services in accordance with this Article 8, then Tenant shall give Landlord written notice of such failure. If such failure continues for five (5) consecutive days after Landlord’s receipt of any such notice (the “Eligibility Period”) and is due to Landlord’s or any of the Landlord Parties’ acts or omissions (an “Abatement Event”), then Base Rent and Escalation Rent shall be abated or reduced, as the case may be, beginning on the first day the Abatement Event commenced, for such time that such Abatement Event continues, either (a) in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises or (b) if Tenant is prevented from using a material portion of the Premises and if Tenant ceases using the entire Premises, then Base Rent and Escalation Rent shall be abated in its entirety. Landlord shall use its diligent efforts to promptly restore utilities and services to the extent the cause of such interruption or the means to restore same is within the reasonable control of Landlord. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Article 12 or Article 13 of this Lease, then the Eligibility Period shall not be applicable.

8.4 Tenant’s Excess Usage. Tenant shall not, without Landlord’s prior consent, which shall not be unreasonably withheld, install in the Premises any lighting, equipment or Alterations which Landlord reasonably believes will cause there to be wear and tear on the Building HVAC systems that is significantly greater than that which would be customary for premises being used for normal general office uses due to the increased hours of HVAC use, the impact of heat generation, the changes to HVAC distribution or the excess use of power or water that may result from the proposed lighting, equipment or Alterations. If, pursuant to this Section 8.4, Landlord consents to any installation such equipment, lighting or Alterations, Landlord may, at Landlord’s election after notice to Tenant or upon Tenant’s request, install supplementary air conditioning facilities in the Premises, or otherwise modify the HVAC system serving the Premises, in order to maintain the temperature otherwise maintained by the Building HVAC system; provided, that, Tenant may elect in-lieu of installation of supplementary air condition facilities in the Premises to equitably adjust the HVAC requirements set forth in Section 8.1(b) above to account for increased heat generation resulting from installation of such equipment, lighting or Alterations. Tenant shall pay the cost of any transformers, additional risers, panel boards, and all other facilities if, when and to the extent installed hereunder or required to furnish power for, and all costs of installing, operating, supplying and maintaining, any supplementary air conditioning facilities or modified ventilating and air conditioning equipment.

8.5 After Hours HVAC Service. Tenant shall give reasonable advance notice in making any request for air circulation, heating, or cooling required outside of Building Standard Hours; as of the execution of this Lease, Landlord has not designed the system that will be used to make such request (it might be telephonic, via an internet program, or a physical switch located in the Premises). Tenant agrees to pay, as Additional Rent, within thirty (30) days after demand, Landlord’s then-standard charge for providing after-hours air circulation, heating, and cooling, which charge shall be based on Landlord’s actual direct and indirect costs of providing such services (including utility costs, taxes, engineers’ costs, and a reasonable charge for wear and tear on the applicable Building System), provided that in no event shall Landlord impose any administrative fee or other similar mark-up on such costs. Landlord estimates that the current rate for service until this Section 8.5 is Fifty-three and no/100ths Dollars ($53.00) per hour per floor during such hours that fall within the peak-demand hours for PG&E (currently 3:00 PM to 11:00 PM) and Thirty-one and no/100ths Dollars ($31.00) per hour at all other times. The rate for service under this Section 8.5 shall be calculated using only the costs attributable to providing the service to the floor for which Tenant requests service, notwithstanding that if, by reason of the design of the Building’s HVAC system Landlord must actually provide air circulation, heating, or cooling to other floors of the Building in order to accommodate Tenant’s request for service; provided, however, that if in any given calendar day Tenant requires in excess of eight (8) hours of overtime service, the limitations set forth in this sentence above shall not apply to any such excess hours.

8.6 Tenant’s Supplemental Air Conditioning. Notwithstanding anything to the contrary contained in this Lease, at any time during the Term, Tenant shall have the right but not the obligation to install in the Premises, at Tenant’s sole cost and expense, subject to the application of the Tenant Improvement Allowance, one (1) or more Supplemental HVAC Units (as defined below) in order to provide Tenant’s computer rooms, NOC, data center and/or other area(s) in the Premises with additional heating and cooling capacity. As used herein, the term

“Supplemental HVAC Unit” shall mean a self-enclosed electric heating and cooling unit of the size and tonnage, and having the specifications, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have access to and use of the Building’s condenser water for such facilities up to and not to exceed ten (10) tons. Notwithstanding anything to the contrary set forth herein, at the end of the Term, at Tenant’s option, Tenant shall either: (1) remove, at Tenant’s sole cost and expense, any Supplemental HVAC Unit and restore all portions of the Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted; or (2) leave any such Supplemental HVAC Unit in place, in which event the Supplemental HVAC Unit shall be the property of Landlord.

8.7 Tenant to Supply its Own Janitorial Service. Landlord shall have no obligation to provide any janitorial or other cleaning service with respect to the Premises. Tenant shall have the right to contract directly with a reputable janitorial company of Tenant’s choice to provide janitorial service to the Premises, on the following terms: (i) the janitorial service must be reasonably acceptable to Landlord (Landlord may require such service to be unionized, if necessary to preserve harmonious labor relations at the Property, and that such company be insured and bonded, among other requirements), (ii) Tenant shall pay the full cost of such service directly to the janitorial company; (iii) Tenant shall keep all janitorial carts and other supplies in the Premises (Landlord shall have no obligation to allow access to any janitorial closets located outside of the Premises); and (iv) Tenant shall indemnify, defend, and hold Landlord harmless from any and all Claims (as defined in Section 1.1.18 above) arising from or related to the acts or omissions of the janitorial company hired by Tenant. Nothing in this Section 8.7 shall limit Landlord’s express obligations under Section 8.1 above or Section 9.1 below.

9. Maintenance and Repair.

9.1 Landlord’s Maintenance Obligations. Landlord shall be responsible for repairs to and maintenance of: (a) the Common Areas (specifically including the cleaning of the overhang enveloping the first floor of the Building); (b) all exterior landscaping; (c) the exterior walls and windows in the Building, (d) the Building Systems, including, but not limited to (i) the HVAC system, including the main distribution loop and portions of the system located throughout the Premises, (ii) the electrical systems until the point of connection with electrical panels exclusively serving the Premises and (iii) all plumbing systems; (e) the structural elements of the Building (including the structural elements in the Premises); (f) the foundation and roof of the Building; and (g) the elevators serving the Building (including the Office Component Elevators), in a manner consistent with Comparable Buildings, except for ordinary wear and tear and damage by Casualty or condemnation, or damage occasioned by the act or omission of Tenant or any other Tenant Parties, which damage shall be repaired by Landlord at Tenant’s expense.

9.2 Tenant’s Obligations. Tenant shall, at Tenant’s cost and expense, perform all maintenance and repairs (including replacement) to the Premises that are not Landlord’s express responsibility hereunder, and shall keep the Premises in good condition and repair, except for ordinary wear and tear, and damage by Casualty or condemnation or damage occasioned by the act or omission of Landlord or any other Landlord Parties, which damage shall be repaired by Tenant at Landlord’s expense (except as provided in Section 14.5 below). Tenant’s repair and maintenance obligations shall include, but not be limited to, repairs to and replacement of: (a) supplemental HVAC equipment installed in any server room or other specialty HVAC installations; (b) the electrical systems from the point of interconnection with those electrical panels exclusively serving the Premises; (c) raised flooring and floor coverings; (d) ceiling tiles; (e) interior partitions; (f) doors; (g) the interior side of demising walls; and (h) Tenant Improvements and Alterations (except to the extent such Tenant Improvements and Alterations are Landlord’s responsibility under 9.1). Except as specifically set forth in this Lease, Landlord (i) has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, and (ii) has no obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Project. Except as expressly set forth in Section 20.6.2 and 20.6.3 below, Tenant hereby waives all rights, including under Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law now or hereafter in effect, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

9.3 Operable Building Systems upon Lease Commencement. Landlord shall deliver the Premises upon Substantial Completion of Landlord’s Work with the Building Systems in operable and good working condition. If it is determined that any of the Building Systems were not in the required condition as of the Substantial Completion of Landlord’s Work, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such work or take such other action as may be necessary to place the applicable Building System in the operable and good working condition; provided, however, that if Tenant does not give Landlord written notice of any deficiency of any of the Building Systems within six (6) months after the Rent Commencement Date, Landlord shall not be responsible for correcting such condition pursuant to this Section 9.3 but rather such condition shall be corrected as otherwise provided in the Lease and the cost of performing such correction shall be included in Operating Expenses, to the extent permitted pursuant to Article 5.

10. Alterations to Premises. All Alterations shall be made in accordance with all Applicable Laws, and the provisions of this Article 10.

10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditional or delayed. Landlord shall not unreasonably withhold or delay its consent to the proposed Alterations, provided that by way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to any proposed Alteration that (i) would adversely affect the structural portions of the Building or Building Systems, or (ii) require work to be performed in portions of the Building outside the Premises in order to comply with Applicable Laws (unless Tenant agrees to pay for such work), or (iii) would materially adversely affect the cooling of the Premises. Landlord may not disapprove of an Alteration solely because it is reflects an Incompatible Use. Landlord shall grant or withhold its approval of any Alterations within ten (10) business days from receipt of Tenant’s request accompanied by all documentation reasonably necessary to evaluate the proposed Alterations, provided that Landlord must notify Tenant of any additional information Landlord deems reasonably necessary to evaluate the proposed Alterations within five (5) business days after receipt of Tenant’s submittal, or the information submitted by Tenant shall be deemed sufficient. If Landlord fails to respond to Tenant’s request within such ten (10)-business day period, Tenant may provide a second request for approval to Landlord, and if Landlord fails to respond within five (5) business days after receipt of Tenant’s second request, then Landlord’s approval shall be deemed given (but the Alternations must nonetheless comply with all the requirements of this Section 10, with exception of the Landlord-consent requirement). If Landlord reasonably disapproves of proposed Alterations, or requests additional information regarding such Alterations, Tenant shall revise the plans and specifications for those Alterations reasonably disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall, within five (5) business days after receipt of Tenant’s revised plans and specifications for proposed Alterations, approve or reasonably disapprove such Alterations, and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord fails to respond within such five (5)-business day period, then such revised plans and specifications shall be deemed approved. This process shall continue until Landlord has approved (or been deemed to have approved) the applicable Alterations or Tenant has withdrawn its request for Landlord’s approval. Notwithstanding the preceding, Landlord may not subsequently disapprove of proposed Alterations or any portion thereof that it has previously approved. No review or approval by Landlord of such plans and specifications shall be deemed to create any liability of any kind on the part of Landlord or to constitute a representation on the part of Landlord or any professional consulted by Landlord in connection with such review and approval, that such plans and specifications are correct or accurate, or comply with Applicable Laws.

10.2 General Requirements.

10.2.1 Except as otherwise provided in the Work Letter with respect to the Tenant Improvements, all Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

10.2.2 All Alterations shall be performed only by contractors, engineers or architects reasonably approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building Systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

10.2.3 Prior to commencement of the Alterations, Tenant shall deliver to Landlord any building or other permit required by Applicable Laws in connection with the Alterations. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations:

(A) commercial general liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Five Million Dollars ($5,000,000.00) in the aggregate (provided that the above limit may be satisfied by a primary policy and umbrella/excess liability policy so long as the other requirements of this 10.2.3 are satisfied); (B) commercial automobile liability insurance with a policy limit of not less than Five Million Dollars ($5,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto” (or code 8 and 9 for “hired” and “non-owned auto”), and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; and (C) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per accident. All insurance required by this Article 10 shall be issued by solvent companies qualified to do business in the State of California, and with an A.M. Best & Company financial strength rating of not less than A- and a financial size category of not less than VII. All such insurance policies (except workers’ compensation insurance) shall (1) provide that Landlord, any Encumbrancer, and their respective officers, partners, members and employees and any other person reasonably requested by Landlord, is designated as an additional insured any with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent and (2) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance, but only if such new coverages or increase in limits are consistent with the requirements typically imposed by landlords owning Comparable Buildings.

10.2.4 Tenant shall give Landlord at least twenty (20) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Whether or not Landlord’s consent is required for any Alterations, Tenant shall fully comply with the provisions of Section 8700 of the California Civil Code or submit evidence satisfactory to Landlord that Tenant is exempt from the requirements of such Section 8700 for any Alterations.

10.2.5 Tenant shall cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not unreasonably disrupt or unreasonably interfere with the use, occupancy or operations of other tenants or occupants of the Project (without limiting the generality of the foregoing, Tenant agrees that all construction that causes vibration or noise must be performed outside of Building Standard Hours). All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

10.3 Landlord’s Right to Inspect. Subject to the restrictions set forth in Section19.1 below, Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (a) be deemed to create any liability on the part of Landlord, or (b) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any Applicable Laws, or (c) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (a) furnish to Landlord electronic copies of “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises if plans were initially prepared for such Alteration, (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Civil Code Section 3093 or any successor statute, and (c) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

10.6.1 Ownership. All Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment, trade fixtures, and movable furniture shall remain the property of Tenant.

10.6.2 Removal.

(i) Tenant, prior to the expiration or earlier termination of this Lease, shall, at Tenant’s sole cost and expense: (i) remove any or all Alterations (except any Alterations that are customary for general office use, provided that Landlord may require Tenant to remove any demising walls and corridors that are not constructed as part of the Tenant Improvements and the Stairwell, as defined in Section 34.38 below), (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises, the Building, or the Project caused by the removal of such Alterations. Tenant shall use a contractor reasonably approved by Landlord for such removal and repair. Notwithstanding the foregoing, Landlord may elect to waive all or any portion of such removal and restoration requirements by giving written notice of such waiver to Tenant at least one hundred eighty (180) days prior to the Expiration Date or within ten (10) business days after any earlier termination of this Lease. If Tenant fails to remove such Alterations and perform such restoration and repair, then Landlord may perform such work, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to remove the initial Tenant Improvements other than (i) the Stairwell (as defined in Section 34.38 below), (ii) food-service equipment and fixtures, and any showers and lockers (and the mechanical, electrical and plumbing equipment installed by Tenant associated therewith).

(ii) Notwithstanding Section 10.6.2(a) above, if Tenant’s request for Landlord’s approval of any Alteration contains a request that Landlord identify whether Landlord intends to require Tenant to remove all or any portion of such Alteration on the expiration or earlier termination of this Lease, then Landlord agrees to identify, at the time it approves such Alteration, whether Landlord intends to require Tenant to remove all or any portion of such Alteration on the expiration or earlier termination of this Lease. Tenant shall have no obligation to remove any Alteration on the expiration or earlier termination of this Lease not so identified by Landlord to be removed or any Alterations that are customary for general office use, except that Landlord may require Tenant to remove any demising walls and corridors that are not constructed as part of the Tenant Improvements; provided, that, Landlord gives notice to Tenant requiring such removal at least one hundred eighty (180) days prior to the Expiration Date or within ten (10) business days after any earlier termination of this Lease.

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Fee. In connection with installing or removing Alterations, Tenant shall pay Landlord, Landlord’s reasonable, actual out-of-pocket expenses incurred in reviewing the plans and specifications for the proposed Alteration, and a fee equal to three percent (3%) of the first One Hundred Thousand Dollars ($100,000.00) in hard costs of the installation or removal of Alterations and one percent (1%) of hard costs of the installation or removal of Alterations in excess of One Hundred Thousand Dollars ($100,000.00), for administration by Landlord of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within thirty (30) days after receipt from Landlord of a statement or invoice therefor.

11. Liens. Tenant shall keep the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices permitted or required by law or which Landlord may deem to be proper for the protection of Landlord and the Project from such liens. If Tenant does not, within fifteen (15) business days following the recording of notice of any such lien, cause the same to be released of record or bonded against, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by any means as Landlord shall deem proper, including by payment or settlement of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith (including, without limitation, reasonably attorneys’ fees), shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. The bond permitted under this Section shall be issued by a company reasonably acceptable to Landlord.

12. Damage or Destruction.

12.1 Repair Obligations. If the Premises, Office Component Elevators, or any portion of the Project affecting Tenant’s use and occupancy of the Premises are damaged by Casualty following the Substantial Completion of Landlord’s Work, then (a) Landlord shall notify Tenant in writing (a “Landlord’s Casualty Notice”) within sixty (60) days after discovery of such damage as to the amount of time (the “Estimated Restoration Period”) Landlord reasonably estimates it will take to restore the Project and/or the Premises and (b) Landlord shall, subject to the provisions of Sections 12.2 and 12.3 below, proceed with reasonable promptness to repair such damage and complete or restore the Premises (including Tenant Improvements and Alterations (to the extent Landlord receives insurance proceeds pursuant to Section 12.3 below to repair and restore such Alterations)) and such portions of the Project to substantially the same condition as existed before the Casualty (collectively, “Restore” or “Restoration”); provided, however, that any such Restoration shall be subject to (i) modifications required by zoning or building codes and other Applicable Laws and, in the case of Restoration to the Common Areas, to modifications then considered desirable by Landlord; and (ii) delays resulting from a failure to promptly receive insurance proceeds or Force Majeure Events. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any Restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, fixtures and other personal property in the Premises, including, without limitation, any telecommunication cables and related devices located in or serving the Premises.

12.2 Termination Rights.

12.2.1 Landlord’s Termination Rights. In any of the following circumstances, Landlord may elect to terminate this Lease:

(i) The Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two hundred seventy (270) days following the date of the Casualty (when such Restoration is made without the payment of overtime or other premiums); or

(ii) If the Casualty occurs during the last twelve (12) months of the Term, and the Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two (2) months following the date of the Casualty; or

(iii) If the uninsured portion of costs to Restore the Project (excluding deductibles) exceeds Two Million Dollars ($2,000,000.00) and Landlord does not actually proceed to Restore the Building; or

(iv) If insurance proceeds sufficient to complete the Restoration in excess of One Million Dollars ($1,000,000.00) are not available due to the exercise of rights of any Encumbrancer to collect such proceeds, provided that Landlord does not actually proceed to Restore the Building.

Any election by Landlord to terminate this Lease shall be given to Tenant concurrently with Landlord’s Casualty Notice.

Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to Sections 12.2.or 12.2.1 (ii) and Tenant has an unexercised Extension Option, then Tenant may elect within thirty (30) days after Landlord terminates this Lease, to immediately exercise its next available Extension Option, in which case Landlord’s termination of this Lease pursuant to Section 12.2.or 12.2.1 (ii) shall be rendered null and void and of no further force and effect and Landlord shall proceed to Restore the Premises and/or the Project, subject to the other provisions of Section 12.2.1.

12.2.2 Tenant’s Termination Rights. Tenant may elect to terminate this Lease in any of the following circumstances by delivering written notice to Landlord within thirty(30) days after receipt of Landlord’s Casualty Notice:

(i) The Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two hundred seventy (270) days following the date of the Casualty (when such Restoration is made without the payment of overtime or other premiums); or

(ii) If the Casualty occurs (a) during the last twelve (12) months of the Term, or(b) prior to the Substantial Completion of Landlord’s Work, and the Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two (2) months following the date of the Casualty.

12.2.3 Late Delivery. If Restoration of the Premises and/or the Project is not substantially complete as of the end of the later of (i) two hundred seventy (270) days following the date of the Casualty or (ii) the Estimated Restoration Period, and the Casualty was not caused by Tenant or the Tenant Parties, then Tenant may deliver written notice to Landlord that Landlord has thirty (30) days to complete the Restoration of the Premises and/or the Project. If after the expiration of such thirty (30) day period Landlord has not completed Restoration of the Premises and/or the Project, then Tenant may, in its sole and absolute discretion, and as its sole remedy, elect to terminate this Lease by delivering written notice to Landlord at any time thereafter until repair or restoration of the Premises is substantially completed.

12.2.4 Consequences of Termination. If Landlord or Tenant elects to terminate this Lease as provided above, this Lease and all interest of Tenant in the Premises shall terminate thirty (30) days after (i) delivery of Landlord’s termination notice given concurrently with Landlord’s Casualty Notice or (ii) delivery of Tenant’s termination notice given pursuant to Section 12.2.2, and the Base Rent and Escalation Rent (reduced to the extent set forth in Section 12.4 below) shall be paid up to the date of such termination.

12.3 Completion of Repairs. If neither party elects to terminate this Lease, then Landlord shall diligently complete the Restoration. If Landlord is required to or elects to perform the Restoration, Tenant shall assign or otherwise make available to Landlord all proceeds of insurance carried by Tenant with respect to the Tenant Improvements or Alterations to the extent actually received by Tenant. Landlord shall have no liability to restore any Alterations unless and until Landlord receives all proceeds of insurance from Tenant. Except as expressly stated in Section 12.2.3 above, Landlord shall have no liability to Tenant, if the Restoration is not in fact completed within the Estimated Restoration Period set forth in Landlord’s Casualty Notice, so long as Landlord proceeds with reasonable diligence to complete the Restoration.

12.4 Rent Abatement. If neither party elects to terminate this Lease under Section12.2, this Lease shall remain in full force and effect, provided that Tenant shall be entitled to a reduction of Base Rent and Escalation Rent in the proportion that the area of the Premises rendered untenantable (and not occupied by Tenant) by such damage bears to the total area of the Premises. Tenant shall be entitled to such rent abatement from the date of the Casualty for as long as any portion of the Premises remains untenantable (and not occupied by Tenant) due to the Casualty.

12.5 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building resulting from a Casualty, and any common law or statute of the State of California, including, without limitation, subsection 2 of Section 1932, subsection 4 of Section 1933, and Sections 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction resulting from a Casualty in the absence of an express agreement between the parties, and common law or any other statute, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building resulting from a Casualty.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Office Component is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Office Component, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within sixty (60) days after the effective date of such taking, if the portion of the Office Component taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any portion of the Project if Landlord determines in its sole discretion that (i) such taking is of such extent and nature as to render the operation of the remaining Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion, or (ii) the amount of the award payable to Landlord under Section 13.2 below, after deducting all costs and expenses incurred by Landlord in connection with such taking, is not sufficient to restore the Project (including the Premises) pursuant to Section 13.3 below. Landlord shall elect termination under clause (i) or (ii) above by notice to Tenant given within ninety (90) days after the effective date of such taking or as soon thereafter as possible, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the rentable area of the Premises so taken bears to the total rentable area of the Premises.

13.2 Condemnation Proceeds. All compensation awarded or received in connection with a taking shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (i) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term, (ii) the value of improvements to the Premises, paid for by Landlord, (iii) the value of any trade fixtures paid for by Landlord , and (iv) the value of any and all other items and categories of property for which payment of compensation may be made in any such taking. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”), Tenant’s trade fixtures, the value of improvements to the Premises paid for by Tenant, and for any moving or relocation expenses which Tenant is entitled under the law to recover directly from the public agency which acquires the Premises.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), Landlord and Tenant shall restore the Premises to substantially the condition existing immediately before such taking, to the extent commercially reasonable and as permitted by and subject to then Applicable Laws. Landlord and Tenant shall perform such restoration in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any portion thereof or of the Project, are taken within the last twelve (12) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such 90-day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14. Tenant’s Insurance.

14.1 Tenant’s Insurance. Tenant, at its cost and expense, shall procure and maintain, from the Commencement Date and throughout the Term, the following insurance:

14.1.1 Commercial General and Umbrella Liability Insurance. Tenant shall maintain liability insurance with a limit of not less than Three Million Dollars ($3,000,000.00) each occurrence and Four Million Dollars ($4,000,000.00) aggregate, which liability limits may be satisfied by a combination of Commercial General Liability (“CGL”) insurance and Excess and Umbrella Liability insurance. CGL shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract. It is the parties’ intent that Tenant’s contractual liability coverage provides coverage to the maximum extent possible of Tenant’s indemnification obligations under this Lease. Landlord shall be included as an additional insured under the CGL, using ISO additional insured endorsement CG 20 11 or its equivalent. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over the available insurance; alternatively, if the CGL states that it is excess or prorate, the policy shall be endorsed to be primary with respect to the additional insured.

14.1.2 Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per accident/disease. Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability insurance obtained by Tenant; Tenant shall obtain an endorsement equivalent to WC 00 03 13 to affect this waiver.

14.1.3 Tenant’s Commercial Property Insurance. Tenant shall maintain commercial property insurance covering the Tenant Improvements and the Alterations and Tenant’s personal property. Such commercial property insurance shall, at a minimum, cover the peril insured under the ISO special causes of loss form CP 10 30 or its equivalent. Commercial property insurance carried by Tenant shall cover the full replacement cost of the property insured. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as otherwise appropriate under the particular policy form. Tenant may, at its option, purchase business income, business interruption, extra expense or similar coverage as part of this commercial property insurance, and in no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not it is insured.

14.1.4 Other Tenant Insurance Coverage. Not more often than once every four (4) years and upon not less than ninety (90) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as additional insureds under such insurance; provided, that such insurance coverages and/or insurance limits are then being required by the majority of institutional owners of Comparable Buildings. Tenant shall also maintain such other insurance as may be required by Applicable Laws.

14.2 Form of Policies; Policy Applicable Laws. All insurance required by this Article 14 shall be issued by insurance companies qualified to do business in the State of California, and with an A.M. Best & Company financial strength of no less than A- and a financial size category of not less than VII. Prior to taking occupancy, Tenant shall provide Landlord a certificate(s) of insurance executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements above. Tenant shall endeavor to cause all insurance policies to be modified to provide Landlord with thirty (30) days’ written notice (or ten (10) days’ written notice in the event of non-payment of premium) prior to the cancellation of any insurance referred to above; if Tenant’s insurer refuses or fails to provide such notice, Tenant shall be obligated to provide such advance notice Landlord. Upon request not more than once in any twelve (12) month period, Tenant shall deliver to Landlord a copy of each policy of insurance required hereunder (it being agreed that Landlord will keep the terms of such policy confidential, except as necessary to enforce the terms of this Lease). Tenant shall notify Landlord within ten (10) days after Tenant’s notice from its insurer of any material modification of any policy of insurance required under this Article. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Term, or to deliver such policies or certificates as required hereunder, after written notice and the expiration of a ten (10) business day cure period, then Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery to Tenant of demand therefor together with reasonable supporting evidence.

14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary. All vendor’s liability insurance shall provide that Landlord, any Encumbrancer, and their respective officers, partners, members and employees and any other person reasonably requested by Landlord, is designated as an additional insured without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent.

14.4 No Representation of Coverage Adequacy. By requiring insurance pursuant to this Article 14, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed as a limitation on Tenant’s liability under the indemnities granted to Landlord in this Lease.

14.5 Waiver of Subrogation Rights. Each party, for itself and, on behalf of its insurer, releases and waives any right to recover against the other party, including officers, employees, agents and authorized representatives of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Project, including the Premises, regardless of whether such loss or damage is caused by the negligence of either party, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

15. Landlord’s Insurance. Landlord shall procure and maintain in effect throughout the Term, insurance for coverages and amounts that are comparable to coverage and amounts carried by reasonably prudent landlords of Comparable Buildings. Without limiting the foregoing, (i) Landlord shall maintain commercial general liability insurance (CGL) and if necessary, commercial umbrella insurance with a limit of not less than Five Million Dollars ($5,000,000) each occurrence and Five Million Dollars ($5,000,000) aggregate and (ii) Landlord shall maintain commercial property insurance covering Landlord’s building, improvements, personal property and equipment (but not the Tenant Improvements, the Alterations, or Tenant’s personal property, all of which shall be insured by Tenant). Commercial property insurance shall cover the perils insured under the ISO special causes of loss form CP 10 30 or its equivalent. Landlord’s coverage will include loss of rental income. Commercial property insurance carried by Landlord shall cover the replacement cost of the property insured. Subject to the limitation set forth in the definition of Operating Expenses, the premiums for all such insurance shall be included as an Operating Expense.

16. Waiver of Liability and Indemnification.

16.1 Waiver and Release. To the fullest extent permitted by Applicable Laws, neither Landlord nor any of Landlord’s Affiliates nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members (collectively, the “Indemnitees”) shall be liable to Tenant or any other Tenant Parties for, and Tenant waives as against and releases Landlord and the other Indemnitees from, any and all Claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Project, arising at any time and from any cause whatsoever. The foregoing waiver shall apply to (i) Claims caused in whole or in part by any third party (including any tenant or other occupant of the Project), (ii) Claims in which liability without fault or strict liability is imposed, or sought to be imposed, on Landlord or any other Indemnitee, and (iii) Claims caused in whole or in part by earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, windows, basement or other portion of the Premises or Project. The foregoing waiver shall not apply to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against an Indemnitee was proximately caused by such Indemnitee or any other Indemnitee’s fraud, negligence, willful misconduct or breach of this Lease. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.1 are fully, finally, and absolutely barred by the applicable statutes of limitations. Tenant acknowledges that this Section was negotiated with Landlord, that the consideration for it is fair and adequate, and that Tenant had a fair opportunity to negotiate, accept, reject, modify or alter it.

16.2 Indemnification of Landlord. To the fullest extent permitted by Applicable Laws, Tenant shall indemnify, defend, protect and hold Landlord and the other Indemnitees harmless of and from Claims arising out of or in connection with, or related to any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (i) the making of Alterations by Tenant, (ii) the use or occupancy of, or the conduct of business in, the Premises by Tenant or any other Tenant Parties; (iii) damage to the Building Systems of the Project caused by Tenant; (iv) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the Project; (v) any other occurrence or condition in or on the Premises; and (vi) acts, neglect or omissions of Tenant or any other Tenant Parties in or about any portion of the Project. The foregoing indemnification shall not apply in favor of any particular Indemnitee to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim was proximately caused by the fraud, negligence or willful misconduct of such Indemnitee or any other Indemnitee. The provisions of this Section 16.2 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

16.3 Indemnification of Tenant. To the fullest extent permitted by Applicable Laws, Landlord shall indemnify, defend, protect and hold Tenant harmless of and from Claims arising out of or in connection with, or related to any of the following: (a) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (b) any loss or damage to property or injury to person occurring in the University Component and Common Areas (except for such loss, damage or injury for which Tenant is obligated to indemnify Landlord under Section 16.2) that arise out of the negligence or willful misconduct of Landlord or any Landlord Parties. The foregoing indemnification shall not apply in favor of Tenant to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim was proximately caused by the fraud, negligence or willful misconduct of Tenant or any Tenant Parties. The provisions of this Section 16.3 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.3 are fully, finally, and absolutely barred by the applicable statutes of limitations.

17. Assignment and Subletting.

17.1 Compliance Required. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons other than Tenant and its employees (each of the foregoing is referred to herein as a Transfer and are collectively referred to as “Transfers” and any person to whom any Transfer is made or sought to be made is referred to as a “Transferee”). Any Transfer made without complying with this Article 17 shall, at Landlord’s option, be null, void and of no effect. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable by Landlord against Tenant. For purposes of this Lease, the term Transfer shall include: (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution of the partnership; (ii) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or the dissolution of the limited liability company; and (iii) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than (A) sales on a public stock exchange or (B) transfers to immediate family members by reason of gift or death), or the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets (each, a “Change in Ownership Transaction”). No issuing of stock of Tenant in a public offering or sale on a public stock exchange of Tenant’s stock shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Article 17.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with (i) the identity of the parties to the transaction, (ii) the nature of the Transferee’s proposed business use for the Premises, (iii) a description of the portion of the Premises to be Transferred (the “Subject Space”), (iv) the proposed documentation for and terms of the transaction, (v) certified financial statements of the Transferee for the two (2)-year period immediately preceding Tenant’s request, and (vi) Tenant’s good faith estimate of the amount of Transfer Premium (as defined below), if any, payable in connection with the proposed transaction. Within ten (10) business days after the receipt of all such information required by Landlord, Landlord shall have the right, by notice to Tenant, to: (A) consent to the assignment or sublease, subject to the terms of this Article 17 or (B) decline to consent to the assignment or sublease (and that event, Landlord shall state, in writing, its reasons for declining, with reasonable particularity. If Landlord fails to respond within the ten (10)-business-day period referenced above, Tenant may send a second notice to Landlord requesting Landlord’s consent to the Transfer (the “Second Notice”), and if Landlord fails to respond to such Second Notice within five (5) business days after Landlord’s receipt thereof, such failure shall be deemed to be a waiver of Landlord’s right to deny its consent to such proposed Transfer, but such Transfer and the Transferee must in all events still comply with and be subject to all the other requirements of this Article 17. If Landlord consents to a Transfer, but the Transfer does not occur within one hundred eighty (180) days after the date of such consent, or if the terms of the proposed Transfer materially change from those set forth in Tenant’s request for Landlord’s consent, Tenant shall submit a new request for Landlord’s consent, and the Subject Space shall again be subject to Landlord’s rights under this Section 17.2.

17.3 Standards and Conditions for Landlord Approval. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (a) if there exists an Event of Default; (b) if the Transferee is a governmental or quasi-governmental agency, foreign or domestic; (c) if Tenant has not demonstrated to Landlord’s satisfaction that the Transferee is financially responsible, with sufficient Net Worth and net current assets, properly and successfully to operate its business in the Premises and meet the financial and other obligations of this Lease as to the Subject Space; (d) if, in Landlord’s reasonable judgment, the Transferee’s business, use and/or occupancy of the Premises would (i) violate any of the terms of this Lease or (ii) constitute a Prohibited Use; or (e)

in the case of a sublease, it would result in more than four (4) occupancies in the Premises if the Premises consist of more than one (1) floor in the Building, or would result in more than three (3) occupancies on a Floor if the Premises consist of a single Floor or less, in each case including Tenant and subtenants. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified in any material respect, without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. By way of example and without limitation, the parties hereby agree that it shall be deemed to be unreasonable under this Lease for Landlord to withhold consent to any proposed Transfer based solely on one or more of the following grounds: (A) either the proposed Transferee, or any person or entity that directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed Transferee: (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the six (6) month period immediately preceding Tenant’s request for consent; or (B) the effective rent charged by Tenant to such proposed Transferee during the term of such Transfer, calculated using a present value analysis, is less than the effective rent being quoted by Landlord at the time of such Transfer for comparable space in the Building for a comparable term, calculated using a present value analysis; or (C) if the effective rent charged by Tenant to such proposed Transferee is less than the fair market rental value of the Subject Space as of the date of the proposed Transfer.

17.4 Costs and Expenses. As a condition to the effectiveness of any Transfer under this Article 17, Tenant shall pay to Landlord the amount permitted by Section 17.2 hereof, incurred by Landlord in evaluating Tenant’s requests for consent or notifications for Transfer, whether or not Landlord consents or is required to consent to a Transfer. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Tenant shall also pay to Landlord all reasonable costs and expenses incurred by Landlord due to a Transferee taking possession of the Premises, including freight elevator operation, security service, and rubbish removal.

17.5 Payment of Transfer Premium and Other Consideration. If Landlord consents to a Transfer, Tenant shall pay to Landlord to the extent actually received fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer within thirty (30) days after Tenant’s receipt thereof. No Transfer Premium shall be owed in connection with any Permitted Transfer. The term “Transfer Premium” means all rent, additional rent or other consideration paid by such Transferee (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other personal property, in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is Transferred), after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions, (b) reasonable legal fees and expenses in connection with the Transfer, (c) any Alterations to the Subject Space made by Tenant in connection with the Transfer, (d) marketing expenses, and (e) improvement allowances, moving allowances, out-of-pocket leasing concessions, and any other reasonable out-of-pocket expenses reasonably incurred by Tenant in connection with the Transfer, provided that Tenant shall furnish Landlord with copies of bills or other documentation reasonably substantiating such costs. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. Tenant shall furnish upon Landlord’s request, a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and will derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books and records of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall pay the deficiency within thirty (30) days after demand, and if understated by more than three percent (3%), Tenant shall pay the costs of Landlord’s audit.

17.6 Assumption of Obligations; Further Restrictions. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein. The surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as an assignment by Tenant. No sublease, once consented to by Landlord, shall be modified (other than pursuant to the express terms thereof) without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the Transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains (i) in the case of an assignment, the assumption by the assignee as required under this Section, or (ii) in the case of a sublease, recognition by the sublessee, of the provisions of this Section 17.6, and which assignment or sublease shall otherwise be in form and substance satisfactory to Landlord, but the failure or refusal of a Transferee to deliver such instrument shall not release or discharge such Transferee from the provisions and obligations of this Section 17.6, and shall constitute an Event of Default.

17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters.

17.8 No Encumbrance; No Change in Permitted Use. Notwithstanding anything to the contrary contained in this Article 17, (i) Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant, and (ii) Tenant shall have no right to propose (and Landlord shall have no obligation to consider or approve) any assignment or subletting which entails any change in the Permitted Use. Without limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and Tenant has no right to, encumber, pledge, or hypothecate any leasehold improvements or Alterations, including fixtures.

17.9 Permitted Transfers.

17.9.1 Defined. Notwithstanding anything to the contrary contained in this Article 17, Tenant shall have the right, without the prior written consent of Landlord, but subject to the other provisions of this Section 17.9, to assign this Lease or to sublease all or any portion of the Premises to the following (each, a “Permitted Transfer” and, collectively, “Permitted Transfers”): (a) an entity which is Controlled by, Controls, or is under common Control with, Tenant (a “Tenant Affiliate”), (b) any successor entity to Tenant by way of merger, consolidation or other non bankruptcy corporate reorganization, (c) an entity which acquires all or substantially all (i.e., at least eighty-five percent (85%)) of Tenant’s assets or stock, (d) an entity acquiring and continuing Tenant’s business operations at or from the Premises, or (e) in connection with any Change in Ownership Transaction (collectively, “Permitted Transferees,” and, individually, a “Permitted Transferee”). In the case of a transaction pursuant to clauses (b), (c), (d), or (e) above, the successor entity must have a Net Worth at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to the proposed Transfer. For purposes of this Lease, the term “Permitted Assignee” shall mean a Permitted Transferee to whom Tenant assigns all of its right, title and interest in and to this Lease, and which assumes all of Tenant’s obligations under this Lease.

17.9.2 Conditions. Any Transfer pursuant to Section 17.9.1 above must comply with each of the following additional conditions: (a) Tenant shall not be in default (beyond applicable notice and cure periods) in the performance of any of its obligations under this Lease at the time of the Transfer; (b) within ten (10) business days after the effective date of the Permitted Transfer, Tenant shall give Landlord written notice of the Transfer, which notice shall be accompanied by such documents or information as is reasonably necessary to substantiate that the Transfer falls within the parameters of Section17.9.1, including financial statements of the Permitted Transferee; (c) Landlord receives no later than the tenth (10th) business day after effective date of the Transfer a fully executed duplicate original assignment or sublease (if applicable), in a commercially reasonable form; (d) any such Transfers shall not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 17; (e) no Transfer to a Permitted Transferee shall release Tenant from its obligations under this Lease; and (f Tenant shall pay Landlord’s reasonable out-of-pocket attorneys’ fees and costs incurred in connection with any Transfer to a Permitted Transferee not to exceed Two Thousand Dollars ($2,000.00) in connection with any proposed Transfer to a Permitted Transferee.

17.10 Tenant’s Remedies. Notwithstanding any contrary provision of law, including, without limitation, California Civil Code Section 1995.310, the provisions of which Tenant hereby waives, Tenant shall have not right to terminate this Lease in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment, and Tenant’s sole remedies in such event shall be (i) to obtain a determination reversing the withholding of such consent or finding such consent to be deemed given by virtue of such unreasonable delay, or (ii) seek damages for breach of contract.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations, and, after notice thereof, with all modifications and additions thereto from time to time promulgated in writing by Landlord; provided, that, such modifications and additions do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises. No modifications of or additions to the Rules and Regulations shall be effective until thirty (30) days after delivery to Tenant. The Rules and Regulations are in addition to, and shall not be construed in any way to materially modify any of the provisions of this Lease (but may impose additional obligations on Tenant not stated in this Lease). If any of the Rules and Regulations conflict with any express provisions of this Lease, the provisions of this Lease shall govern. Landlord shall enforce the Rules and Regulations in a nondiscriminatory manner (expressly taking into account Landlord’s occupancy of the University Component and the different character of the University Component). A copy of the current Rules and Regulations is attached hereto as Exhibit F.

19. Entry of Premises by Landlord; Modification to Common Areas.

19.1 Entry of Premises. Landlord, Landlord’s Affiliates and its authorized agents, employees, and contractors reserves the right, during Building Standard Hours and upon at least twenty-four (24) hours written notice to Tenant (except in the case of an emergency), to enter the Premises to (i) inspect the Premises; (ii) show the Premises to governmental or utility representatives, prospective purchasers, current or prospective Encumbrancers or insurers, or, during the last nine (9) months of the Term, prospective tenants; (iii) supply any services to be provided by Landlord hereunder; (iv) post notices of nonresponsibility or other notices permitted or required by law; (v) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Project, including the Building Systems; and (vi) to construct the Landlord’s Work. Without in any manner limiting the generality of the foregoing, Landlord and its contractors and other authorized agents will have the right to enter the Premises if necessary to gain access the Building’s roof in order to perform maintenance and repairs to the roof (subject, however, to Tenant’s rights under Section 34.38 below, regarding the Rooftop Deck), the HVAC system and other Building Systems located on the roof; provided however, except in the event of an emergency, such access via the Premises shall be outside of Building Standard Hours and Landlord shall use commercially reasonable efforts to minimize interference to Tenant’s operations within the Premises. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Section 19.1. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas. Tenant may designate certain portions of the premises as secured areas (“Secured Areas”) should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Except in the case of emergency, Landlord and the Landlord Parties shall have no right to enter up the Secured Areas. Access by Landlord into the Premises pursuant to this Section 19.1 shall be in accordance with the security, safety and confidentiality requirements that Tenant may reasonably adopt from time to time, including, without limitation, a requirement that persons (including Landlord or Landlord Parties) having access to the Premises shall sign and deliver to Tenant a commercially reasonable confidentiality and nondisclosure agreement. Tenant may reasonably restrict access by any visitor whom Landlord intends to bring onto the Premises who is, or may reasonably be suspected by Tenant to be or represent a competitor of Tenant. Landlord’s entry shall cause the least interference to Tenant’s business as commercially reasonable. Landlord shall use commercially reasonable efforts to promptly finish any work for which it entered. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises.

19.2 Renovation of the Project; Modification of the Common Areas. Landlord as of the Lease Date is undertaking a major renovation of the Project (the “Renovation”) and reserves the right, in its sole discretion, in connection with the Renovation and otherwise from time to time, to: (i) make changes to the Common Areas and/or the Project, other than the Office Component, the Rooftop Deck or any Tenant installations on the roof, including, without limitation, changes in the location, size, shape and number of any Common Area amenity, installation or improvement, such as driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; provided that such changes do not have a material, unreasonably adverse effect on the operation of Tenant’s business at or access to the Premises; (ii) close temporarily any of the Common Areas and/or the Project for maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements to the Common Areas and/or the Project, add additional subterranean buildings or improvements to the Project, or remove existing buildings or improvements therefrom; provided that such changes do not have a material, unreasonably adverse effect on the operation of Tenant’s business at or access to the Premises; (iv) use the Common Areas and/or the Project while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; (v) perform work necessary to reinforce or modify the Building roof, which may require Landlord to enter the portion of the Premises located on the seventh (7th) floor of the Building, and (vi) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas and/or the Project as Landlord may, in its sole discretion, deem to be appropriate; provided that such changes do not have a material, unreasonably adverse effect on the operation of Tenant’s business at or access to the Premises. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project that are located within the Premises or located elsewhere in the Project. Notwithstanding the foregoing, to the extent that Landlord needs to enter the Premises in order to perform work necessary to reinforce or modify the Building roof, Landlord shall (a) perform all such work outside Building Standard Hours in a diligent fashion, (b) perform all such work in a manner which minimizes disruption to Tenant’s business, and (c) obtain Tenant’s reasonable approval with respect to any modifications to the Premises, including the ceiling thereof, which are visible and not hidden from view.

19.3 Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Landlord shall exercise commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises in performing activities under this Article 19, but Tenant hereby agrees that such activities shall not: constitute an actual or constructive eviction of Tenant; entitle Tenant to any abatement of Rent; make Landlord liable to Tenant for any direct or indirect injury to or interference with Tenant’s business; or entitle Tenant to any compensation or damages for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements, or for any inconvenience or annoyance resulting from such activities.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant:

20.1.1 Tenant fails to pay any Rent when due, and such failure continues for more than five (5) business days after written notice; or

20.1.2 Tenant fails to obtain Landlord’s prior written consent to any Transfer in violation of Article 17, and such failure continues for more than thirty (30) days after written notice; or

20.1.3 Tenant fails to deliver evidence of insurance to Landlord within the time periods required by Article 14; or

20.1.4 Tenant fails to remove any lien or encumbrance arising out of any work performed, materials furnished or obligations incurred by Tenant within the time period required by Article 11; or

20.1.5 Tenant fails to observe or perform any other agreement or covenant of this Lease, and such failure continues for more than thirty (30) days after written notice from Landlord; provided that if such failure cannot reasonably be cured within a thirty (30) day period, an Event of Default shall not be deemed to have occurred if Tenant promptly commences such cure within said period of thirty (30) days, thereafter diligently pursues and completes such cure; or

20.1.6 Tenant or Guarantor (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property; or

20.1.7 Without consent by Tenant or Guarantor, a court or government authority enters an order, and such order is not vacated within ninety (90) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such person or entity; or

20.1.8 This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Applicable Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding, except as expressly provided in Section 20.2.1 below.

20.2 Landlord’s Remedies Upon Occurrence of Event of Default. Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity and not waived under this Lease (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive).

20.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, but only to the extent permitted by Applicable Laws, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor (provided, however, that Landlord shall not terminate this Lease pursuant to this Section 20.2.1 unless Landlord has, in addition to the notice required pursuant to Section 20.1 above, provided Tenant with a written notice of default that satisfies the requirements of California Code of Civil Procedure section 1161 and Tenant has failed to cure such default within three (3) days); and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

As used in Sections 20.2.1(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Applicable Law. As used in Section 20.2.1(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. For the purpose of determining unpaid Rent under Sections 20.2.1 (a), (b) and (c) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under Articles 4 and 5 above. For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amount of increases in Escalation Rent shall be projected based upon the average rate of increase, if any, in Escalation Rent from the Rent Commencement Date through the time of award.

20.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

20.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 20.2.1 and 20.2.2, above, or any Law or other provision of this Lease), without prior demand or notice except as required by applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

20.3 Intentionally Deleted.

20.4 Effort to Relet. Unless Landlord provides Tenant with express written notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant hereby waives, for Tenant and for all those claiming by, through or under Tenant, the provisions of Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any rights, now or hereafter existing, to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination of this Lease.

20.5 Landlord’s Right to Cure Defaults. Upon the occurrence of an Event of Default, Landlord may, at its option, take any reasonable action to cure the Event of Default, without waiving its rights and remedies against Tenant or releasing Tenant from any of its obligations hereunder. Notwithstanding the preceding sentence, in the event of an emergency or other circumstance in which Tenant’s failure to take immediate action may result in injury to persons or damage to property, Landlord may, at its option, take any reasonable action to perform any obligation of Tenant, after first giving such prior notice to Tenant as may be reasonable under the circumstances. All reasonable out-of-pocket costs actually paid by Landlord in performing Tenant’s obligations as set forth in this Section 20.5 plus a supervision fee equal to five percent (5%) of the first One Hundred Thousand Dollars ($100,000.00) in costs of performing the obligation and one percent (1%) of costs in excess of One Hundred Thousand Dollars ($100,000.00), shall be paid by Tenant to Landlord within thirty (30) days after demand.

20.6 Landlord’s Default.

20.6.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to withhold Rent (except as expressly stated in Section 20.6.2 below), as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. Except as expressly stated in this Lease, Tenant hereby waives such remedy of offset, and hereby agrees that Tenant’s remedies for Landlord’s failure to perform hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction.

20.6.2 Landlord’s Failure to Make Repairs; Tenant’s Cure Right. If Landlord fails to make any repairs that are Landlord’s responsibility under Section 7.3.2 or Section 9.1, and such failure materially interferes with Tenant’s use of the Premises, and Tenant has notified Landlord of the necessity of such repairs or maintenance in writing, then Tenant may perform such repairs or maintenance at Landlord’s cost by taking whatever action is reasonably necessary to do so, provided: (i) Tenant gives Landlord (and any Encumbrancer whose address has been provided to Tenant) notice of Tenant’s intent to take such action at least ten (10) business days (the “Objection Period”) prior to taking any such action, and Landlord further fails or refuses to commence repairs prior to the expiration of the Objection Period; (ii) Tenant uses commercially reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building; (iii) any work performed by Tenant pursuant to the foregoing shall be conducted in accordance with the terms of Article 10 (excluding any requirement to obtain Landlord’s consent as provided in Article 10); and (iv) if such repairs or maintenance will affect the Building’s electrical, mechanical, or HVAC systems, or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the

Building that work on the Building’s systems, equipment or structure of which Landlord provides notice to Tenant within three (3) business days following written request by Tenant (unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor). If, within thirty (30) days after receipt of Tenant’s written demand for payment of Tenant’s costs incurred in taking such action on Landlord’s behalf (including a reasonably particularized statement) (the “Reimbursement Demand”), Landlord has not paid the invoice, Tenant may deduct from rent payable by Tenant under this Lease the amount set forth in the invoice, provided, however, that the amount of such offset shall not in any single calendar year exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Tenant shall not be entitled to this deduction from Rent, however, if, either (a) prior to the expiration of the Objection Period, Landlord in good faith delivered to Tenant a written explanation setting forth with reasonable particularity Landlord’s reasons for its claim that Landlord did not have to take this action under the terms of this Lease, or (b) within thirty (30) days after receipt of the Reimbursement Demand, Landlord in good faith delivered a written objection that the charges sought in the Reimbursement Demand are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). If Landlord delivered notice to Tenant in accordance with clauses (a) or (b) above, then Tenant may submit such claim to arbitration under the commercial arbitration rules of JAMS (and Landlord and Tenant hereby submit to arbitration of such matter by JAMS and the determination of such arbitrator shall be final and binding upon both Landlord and Tenant).

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination and Attornment. Landlord represents that, as of the effective date of this Lease, there is no Encumbrance currently encumbering the Project. This Lease and all of Tenant’s rights hereunder shall be subject and subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance; provided, however, that Landlord shall have obtained for the benefit of Tenant from any Encumbrancer a commercially reasonable non-disturbance agreement which provides, among other things, that so long as there is no Event of Default hereunder, this Lease shall not be terminated and Tenant shall generally be entitled to the benefit of each of the agreements, terms, covenants and conditions set forth herein, including, without limitation, Landlord’s obligation to perform the Landlord’s Work, Tenant’s self-help rights and any right of Tenant to any Rent credit or set-off or abatement of Rent, whether any such right accrues prior to, during the pendency of or after any foreclosure event or the exercise by an Encumbrancer of any rights or remedies with respect to the Premises or the Project under the applicable security instrument. Notwithstanding the foregoing, Tenant shall execute such further commercially reasonable instruments or assurances which are consistent with the provisions of this Article 21 to evidence or confirm the subordination or superiority of this Lease to any such Encumbrance. Landlord shall pay all costs and expenses charged by any Encumbrancer in connection with obtaining any subordination, non-disturbance and attornment agreement required to be delivered pursuant to this Section 21.1.

21.2 Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, Tenant agrees to give any Encumbrancer, by certified mail, a copy of any notice of default served upon Landlord by Tenant, including pursuant to the Work Letter, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Encumbrancer.

22. Sale or Transfer by Landlord; Lease Non-Recourse.

22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and/or in the Project, or any portion thereof. Landlord shall not transfer its right, title and interest in the Project without also transferring its interest in this Lease. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building, provided that the transferee assumes Landlord’s obligations under the Lease, all liabilities and obligations of the original Landlord or such successor under this Lease arising from and after such transfer shall terminate as of the date of such transfer, the original Landlord or such successor shall automatically be released from the obligations of Landlord under this Lease arising on or after the date of such transfer, and thereupon all liabilities and obligations of Landlord under this Lease (whether prior to or following such transfer) shall be binding upon the new owner. Tenant shall attorn to each such new owner. If in connection with any transfer effected by the then Landlord hereunder, such Landlord transfers any Security Deposit, letter of credit, or other security provided by Tenant to Landlord for the performance of any obligation of Tenant under this Lease, then such Landlord shall be released from any further responsibility or liability for such Security Deposit, letter of credit, or other security. If Landlord does not transfer, or provide a credit with respect to, such Security Deposit or Letter of Credit to the grantee or transferee of Landlord’s interest in the Project, Landlord shall remain liable to Tenant for such Security Deposit or Letter of Credit, and Tenant shall not be obligated to deliver additional Security Deposit or Letter of Credit to the grantee or transferee of Landlord’s interest in the Project in substitution for the Security Deposit or Letter of Credit not so transferred by Landlord.

22.2 Lease Nonrecourse to Landlord; Limitation of Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to the interest of Landlord in the Building, and sale proceeds and casualty/condemnation proceeds. Neither Landlord, any of Landlord’s Affiliates, any of Landlord’s employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Landlord (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all other Tenant Parties. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) or any present or future member of Landlord (if Landlord is a limited liability company), have any liability for the performance of Landlord’s obligations under this Lease. None of Tenant’s Affiliates, nor any of Tenant’s or Tenant’s Affiliates’ employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Tenant (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability for the obligations of Tenant under this

Lease, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all other Landlord Parties. Under no circumstances shall any present or future partner of Tenant (if Tenant is a partnership), or trustee or beneficiary (if Tenant or any partner of Tenant is a trust) or any present or future member of Tenant (if Tenant is a limited liability company) or any present or future stockholder of Tenant (if Tenant is a corporation), have any liability for the performance of Tenant’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord, Tenant nor any of their respective Affiliates nor any of their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The limitations of liability contained in this Section 22.2 shall inure to the benefit of each party, and its respective Affiliates and their respective present and future employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members, and their respective partners, heirs, successors and assigns.

23. Estoppel Certificate.

23.1 Procedure and Content. Within ten (10) business days after Landlord’s request therefor, Tenant shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord stating: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date, the Rent Commencement Date, and the Expiration Date if such dates are not specified as a date certain in the Basic Lease Information; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises), and if Landlord has agreed in the Work Letter to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements (or the reasons why Landlord has not done so); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that to Tenant’s actual knowledge without duty of investigation there exists no Event of Default, except as to any Events of Default specified in the certificate, and whether there are any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) that to Tenant’s actual knowledge without duty of investigation no default of Landlord under this Lease is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other factual matters as may be reasonably requested by Landlord. If requested by Landlord, Tenant shall attach to any such certificate a copy of this Lease, and any amendments thereto, and include in such certificate a statement by Tenant that such attachment is a true, correct and complete copy of this Lease, including all modifications thereto. If Tenant fails to execute, acknowledge and deliver any such estoppel certificate within such ten (10)-business day period, Landlord may deliver a written notice (the “Estoppel Reminder Notice”) to Tenant stating that Tenant has failed to deliver such estoppel certificate within the required time period. Failure of Tenant to execute, acknowledge and deliver an estoppel certificate to Landlord within five (5) business days after delivery of an Estoppel Reminder Notice, shall, at Landlord’s option, constitute an acknowledgment by Tenant that statements included in good faith by Landlord in the estoppel certificate are true and correct. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Project or Encumbrancer and, at Landlord’s request, Tenant shall deliver such certificate to any such person or entity. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall be deemed correct for all purposes.

23.2 Landlord Estoppel. Landlord shall, from time to time, within ten (10) business days following request from Tenant, execute, acknowledge and deliver to Tenant or to Tenant’s lender in connection with a Landlord Lien Waiver (as defined in Section 34.30 below) an estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (b) acknowledging that to Landlord’s actual knowledge without duty of investigation there are not any uncured defaults on the part of Tenant or Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further factual information with respect to the status of this Lease or the Premises as may reasonably be requested thereon. Any such certificate may be relied upon by, and shall upon Tenant’s request be addressed to, any parties reasonably requested by Tenant. If Landlord fails to execute, acknowledge and deliver any such estoppel certificate within such ten (10) business day period, Tenant may deliver an Estoppel Reminder Notice to Landlord stating that Landlord has failed to deliver such estoppel certificate within the required time period. Failure of Landlord to execute, acknowledge and deliver an estoppel certificate to Tenant within five (5) business days after delivery of an Estoppel Reminder Notice, shall constitute an acknowledgment by Landlord that statements included in good faith by Tenant in the estoppel certificate are true and correct.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25. Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease: (a) Tenant shall become a tenant at sufferance for the entire Premises upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent then in effect; (b) Tenant shall indemnify, defend, protect and hold harmless Landlord, the other Indemnitees, and any tenant to whom Landlord has leased all or part of the Premises, from Claims suffered or incurred by Landlord, such other Indemnitees, or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (c) such holding over by Tenant shall constitute an Event of Default. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term, unless otherwise specified by notice from Landlord to Tenant.

26. Pet and Bicycle Rules.

26.1 No dogs, cats, or other animals are allowed in the Premises or the Common Areas, with the exception of (i) Service Animals (as defined in Exhibit G hereto), and (ii) Permitted Dogs (as defined in Exhibit G hereto), subject to Tenant’s strict compliance with the terms of Exhibit G. Tenant acknowledges that Tenant’s agreement to strictly adhere to the terms of Exhibit G is a material inducement for Landlord willingness to allow dogs into the Building; accordingly, following the expiration of any applicable cure periods as set forth in Exhibit G, Landlord may immediately and permanently revoke Tenant’s right to bring dogs into the Premises.

26.2 No bicycles or other wheeled vehicles (other than wheelchairs) are allowed in the Premises or Common Areas, except in strict compliance with the terms of Exhibit H attached hereto.

26.3 No bicycles or other wheeled vehicles shall be stored on the sidewalks adjacent to the Building (unless Landlord, in its sole discretion, designates such an area). The foregoing restriction shall apply to the occupant of the University Component if applied to Tenant.

27. Waiver. The failure of either party to object to or to assert any remedy by reason of the other party’s failure to perform or observe any covenant or term hereof or its failure to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of its right to assert and enforce any remedy it may have by reason of such failure on the part of the other party or the happening or non-happening of such condition or a waiver of its rights to enforce any of its rights by reason of any subsequent failure of the other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. No custom or practice which may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding Event of Default, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding Event of Default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date, shall constitute a waiver of any provision of this Lease or of any Event of Default, or operate as a surrender of this Lease.

28. Notices; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable overnight courier service or by deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested. In addition, all notices, approvals, consents, demands and other communications from Landlord to Tenant shall also be sent by email to the email addresses set forth in the Tenant’s Address in the Basic Lease Information. Notices shall be addressed if to Landlord, to Landlord’s Address for Notices in the Basic Lease Information, and if to Tenant, to Tenant’s Address in the Basic Lease Information. Landlord and Tenant may each change their respective addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected; provided, however, that any such address shall be a street address (and not a post office box). Any notices given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery, (ii) one (1) business day after deposit with a reputable overnight courier, or (iii) three (3) business days after deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute, except as expressly provided in Section 20.2.1 above. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Section 28 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

29. Tenant’s Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represent and warrant that (i) Tenant is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Landlord, and each of the persons executing this Lease on behalf of Landlord, represent and warrant that (a) Landlord is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (b) Landlord is qualified to do business in California, (c) Landlord has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) each person signing on behalf of Landlord is authorized to do so.

30. Intentionally Deleted.

31. Communications and Computer Lines.

31.1 Tenant’s Rights. Subject to the terms and conditions of this Article 31, and at no additional cost or expense to Tenant, Tenant and/or Tenant’s telecommunications provider shall be permitted reasonable access to the Building’s riser system or alternative space in the Building (which alternative space shall be reasonably acceptable to Tenant and its telecommunications provider) for the installation of telecommunications cabling and other equipment, and, in order to install, maintain, operate and remove telecommunications cabling or other equipment to the Premises. Landlord advises Tenant that Time Warner and/or Comcast have installed telecommunications service to the Building terminating in the Building’s MPOE room. Landlord shall allow access to the Building (including the Building’s riser system and MPOE room) to all other telecommunications reputable carriers requested by Tenant and reasonably acceptable to Landlord for the installation of telecommunications service, at no additional cost to Tenant. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent not to be unreasonably withheld, and use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Article 10, (b) any such installation, maintenance, replacement, removal or use shall comply with all Applicable Laws and good work practices, and shall not interfere with the use of any then existing Lines at the Building, (c) a pro rata number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the University Component, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises installed by or on behalf of tenant, (f) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord, (g) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (h) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Applicable Laws within ten (10) business days after notice.

31.2 Landlord’s Rights. Landlord may (but shall not have the obligation to): (a) install new Lines at the Building to the University Component, (b) create additional space for Lines to the University Component at the Building, and (c) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines); provided, that, in each case, such actions shall not have a material adverse effect on Tenant’s existing use of Lines or business at the Premises. Such rights shall not be in limitation of other rights that may be available to Landlord pursuant to this Lease or by law or otherwise.

31.3 Removal; Line Problems. Notwithstanding anything to the contrary contained in Article 10, Tenant shall remove all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, unless Landlord notifies Tenant at least ninety (90) days prior to expiration of this Lease that Tenant may leave all or any portion of the Lines in place. Any Lines not required to be removed pursuant to this Section 31.3 shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required hereunder Landlord may, after five (5) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Applicable Laws). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent caused by the negligent or willful misconduct of Landlord or any Landlord Party, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any

Lines will be free from the following (collectively called “Line Problems”): (a) any eavesdropping or wiretapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. In addition, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

32. Letter of Credit.

32.1 Delivery of Letter of Credit. Within five (5) business days after Landlord’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord suffers (including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code) as a result of any breach or default by Tenant under this Lease, an unconditional, irrevocable, standby letter of credit (the “L-C”) in an amount equal to Four Million Dollars ($4,000,000.00) (the “L-C Amount”) (such L-C Amount is subject to possible reduction on the terms set forth in this Section 32 below), in substantially the form attached hereto as Exhibit I or another form reasonably approved by Landlord, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Section 32. Notwithstanding the foregoing, Landlord hereby approves Wells Fargo Bank, N.A. or UBS to be the Bank. Tenant shall pay all expenses, points and/or fees (other than transfer fees) incurred by Tenant in obtaining and maintaining the L-C.

32.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

(i) Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, in connection with an assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Premises, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(ii) No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

(iii) Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in this Section 32 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days after Tenant is notified of such drawing, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Section 32, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable Event of Default by Tenant under this Lease (without the need for any additional notice and/or cure period).

(iv) Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Term (including any extension of the Term, whether resulting from Tenant’s exercise of the Extension Option or otherwise), Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

(v) Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Section 32, and Tenant’s failure to obtain such substitute L-C within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing L- C in whole or in part, without notice to Tenant, as more specifically described in this Section 32 below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. Upon receipt of such substitute L-C, Landlord shall promptly return the original L-C to Tenant.

32.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease after written notice and the expiration of applicable cure periods under this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code and applicable cure periods under this Lease have expired without the dismissal of such petition, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date and Tenant has not obtained a new L-C as provided in Section 32.2(iv), or (E) a Bank Credit Threat or Receivership (as such term is defined below) has occurred and Tenant has failed to comply with the requirements of either Section 32.2(v) above or Section 32.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder after notice and the expiration of applicable cure periods set forth in this Lease, or if any of the foregoing events identified in Sections 32.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained by Landlord resulting from Tenant’s breach or default (including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code), (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord suffers (including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code). The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that, irrespective of any contrary provision of this Lease: (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, and (iii) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

32.4 Letter of Credit Is not a Security Deposit. Tenant agrees that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. Tenant further agrees (A) that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (the “Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

32.5 Proceeds of Draw. If Landlord draws down on the L-C pursuant to Section 32.3(D) or (E) above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord suffers as a result of any breach or default by Tenant under this Lease (including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code). Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Law, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Section 32, or (y) within thirty (30) days before the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

32.6 Bank Placed Into Receivership. If the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Section 32, and, within ten (10) business days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall replace the L-C with a substitute L-C from a different issuer meeting the Credit Rating Threshold and otherwise reasonably acceptable to Landlord and that complies in all respects with the requirements of this Section 32. If Tenant fails to replace such L-C with a substitute L-C from a different issuer pursuant to the terms and conditions of this Section 32.6, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right, at Landlord’s option, to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10)- business day period), in which event, Landlord shall have the right to pursue any and all remedies available to it under this Lease and at law, including, without limitation, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under

Section 32.2(v) above, to the extent possible pursuant to then-existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L- C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

32.7 Potential Reduction in the L-C Amount.

32.7.1 Tenant shall have the right to cause the L-C Amount to be reduced by the amount One Million Dollars ($1,000,000.00), on each of the second (2nd), third (3rd), and fourth (4th) anniversaries of the Rent Commencement Date (each, a “Reduction Date”), provided that all of the following conditions are satisfied at the time of such potential reduction (collectively, the “Reduction Requirements”):

(i) There shall be no current Event of Default,

(ii) If Landlord has drawn upon the Letter of Credit for any reason, Tenant must have replenished the L-C Amount pursuant to the requirements of Section 32.2(iii) above,

(iii) There shall have been no previous monetary Event of Default under the Lease; provided that, for purposes of this Section 32.7, before such monetary Event of Default will void the reduction of the L-C Amount, Landlord shall provide Tenant once per rolling twelve (12) month period a written notice of such monetary Event of Default in addition to the notice required to be delivered under Section 20.1.1, and an additional five (5) business day cure period to cure such monetary Event of Default following expiration of the cure period provided in Section 20.1.1 hereof, and

(iv) Tenant proves to Landlord’s reasonable satisfaction that in the four (4) immediately preceding quarters Tenant had a Net Worth of at least Five Million Dollars ($5,000,000.00), determined in accordance with generally accepted accounting principles consistently applied, as verified by audited financial statements (or to the extent audited financial statements are not available, financial statements certified as accurate by the Chief Financial Officer or equivalent of Tenant).

32.7.2 If as of any Reduction Date Tenant is not eligible to reduce the L-C Amount due to failure of one or more Reduction Requirements, Tenant shall nonetheless retain the right to cause the reduction of the L-C Amount at such later date following the applicable Reduction Date as Tenant subsequently satisfies all of the Reduction Requirements.

32.7.3 The L-C Amount shall remain at least One Million Dollars ($1,000,000.00) at all times, as it is the parties’ intention that the maximum total reduction in the L-C Amount is Three Million Dollars ($3,000,000.00).

32.7.4 Upon Tenant’s written request, and provided that Tenant has satisfied all of the foregoing conditions, Landlord agrees to authorize such reductions in writing to the issuer of the L-C and Landlord shall return the original L-C deposited hereunder to Tenant within five (5) business days following Tenant’s delivery of a new L-C in the reduced L-C Amount.

33. Signs.

33.1 Exterior Signage and Interior Signage. Subject to the terms and conditions set forth in this Article 33, Tenant shall have the right, at Tenant’s sole cost and expense, to install: (i) if permitted by the City and County of San Francisco, one (1) sign on the Building’s exterior facing 5th Street identifying Tenant, in the location set forth on Exhibit J attached hereto (the “Exterior Sign”); (ii) interior signage in the Office Component Lobby, and (iii) interior signage within the Premises that is not visible from the exterior of the Building, provided that as to any Exterior Sign, Tenant shall obtain Landlord’s prior approval of the material, typeface, graphic format, proportions, size, content, design, and method of attachment of such signage, which shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves of the material, typeface, graphic format, proportions, size, content, design, and method of attachment of such signage to the extent set forth on Exhibit J attached hereto and shall reasonably approve any subsequent modifications thereto by Tenant which is generally consistent with Exhibit J. Landlord may, in Landlord’s sole discretion, add Tenant’s name to any monument or blade signage for the Project, in which event such additional signage rights shall be subject to all the terms and conditions of this Lease governing the Exterior Sign. Landlord hereby approves the use by Tenant of Tenant’s customary logo (and the colors thereof) in any Exterior Sign provided such signage is not an Objectionable Name.

33.2 Transfer of Exterior Sign Rights. Tenant’s Exterior Sign rights may be transferred only to a subtenant or assignee of Tenant, provided that the sublease or assignment complies with the requirements of this Lease; no other transfer of Tenant’s Exterior Sign rights is permitted. Tenant shall be entitled to modify, at Tenant’s sole cost and expense, the Exterior Sign to reflect Tenant’s new name, but only if Tenant’s new name is not an “Objectionable Name”; no other modifications will be allowed. The term “Objectionable Name” shall mean any name which relates to an entity or use which (i) is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or (ii) identifies an Incompatible Use.

33.3 Restrictions. Tenant shall not place on any portion of the Premises any sign, poster, placard, lettering, banner, displays, graphic, advertising, or other material that is visible from the exterior of the Premises without Landlord’s prior written approval, which approval may be withheld in Landlord’s sole and absolute discretion.

33.4 Maintenance and Removal. Any signs, once approved by Landlord, shall be installed and removed only in strict compliance with Landlord’s approval and Applicable Laws, at Tenant’s expense, using a contractor reasonably approved by Landlord to install same. Tenant, at its sole expense, shall maintain such sign in good condition and repair during the Term. Landlord shall allow reasonable access to those portions of the Project outside the Premises, including the exterior of the Building, necessary or convenient to install, remove, repair and maintain Tenant’s Exterior Sign. Any electrical power required for Tenant’s Exterior Sign shall be provided by Landlord and charged to Tenant. Following written notice and ten (10) business days opportunity to cure, Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures placed by Tenant in violation of the terms of this Lease on or within the Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by

Landlord to repair any damage caused thereby (ordinary wear and tear excepted), including any cost incurred to restore the surface upon which such sign was so affixed to its original condition (ordinary wear and tear excepted). Prior to the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s signs, repair any damage caused thereby (ordinary wear and tear expected), and restore the surface upon which the sign was affixed to its original condition (ordinary wear and tear excepted), all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease.

34. Miscellaneous.

34.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

34.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

34.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refer to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including,” “such as,” or words of similar import, when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. The term “Lease” means this Lease, and the exhibits and any addenda attached hereto, as the same may from time to time be supplemented, amended or modified. The term “business days” means Monday through Friday, excluding legal holidays in the State of California. Words used in any gender include other genders. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

34.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect.

34.5 Entire Agreement. This Lease and the Exhibits hereto identified in the Basic Lease Information contain all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease and the Exhibits hereto. Neither Landlord nor Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members have made any warranties or representations with respect to the Premises or any other portion of the Project, except as expressly set forth in this Lease. Tenant acknowledges that all brochures and informational materials, as well as all communications from Landlord and Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members prior to the Lease Date, including without limitation, statements as to the identity or number of other tenants in the Project, the lease terms applicable to any such tenants or potential tenants, anticipated levels (or any matters which may affect anticipated levels) of expected business or foot traffic, demographic data, and the suitability of the Premises for Tenant’s intended uses, are and were made for informational purposes only, and Tenant agrees that such communications (i) are not and shall not be construed to be representations or warranties of Landlord, Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, or members as to the matters communicated, (ii) have not and will not be relied upon by Tenant, and (iii) have been the subject of independent investigation by Tenant. Without limiting the generality of the foregoing, Tenant is not relying on any representation, and Landlord does not represent, that any specific retail or office tenant or occupant or number of tenants shall occupy any space or remain open for business in the Project at any time during the Term, and Landlord reserves the right to effect such other tenancies in the Project as Landlord shall determine in the exercise of its sole judgment.

34.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

34.7 Costs and Expenses. In any lawsuit, action, arbitration, quasi-judicial proceeding, administrative proceeding, or any other proceeding brought by either party to enforce any of such party’s rights or remedies under this Lease, including, without limitation, any action or proceeding for declaratory relief, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action or proceeding, including, but not limited to, all costs of reasonable investigation, and all costs associated with expert witnesses and consultants, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. The non-prevailing party shall also be obligated to pay attorneys’ fees and costs incurred in any post-judgment proceedings to enforce and collect the judgment, which obligation shall survive the merger of this Lease into any judgment on this Lease. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

34.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the right to act in its sole discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

34.9 Brokers. Landlord shall pay to each of Landlord’s Broker and Tenant’s Broker a commission in connection with such Broker’s negotiation of this Lease pursuant to a separate written agreement. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation. Neither Landlord’s Broker nor Tenant’s Broker shall be deemed a third party beneficiary hereunder or be entitled to enforce any provisions of this Section 34.9. The only rights of Landlord’s Broker and Tenant’s Broker, if any, shall be those as set forth in separate written agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker.

34.10 Memorandum of Lease. Tenant shall, upon request of Landlord or any Encumbrancer, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto) in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

34.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any Encumbrances.

34.12 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease on account of strikes, lockouts, inclement weather, market wide labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, due to market wide issues, injunctions, court orders, civil commotion, unforeseen site conditions, fire or other acts of God, national or global emergency, acts of war or terrorism or any other similar cause beyond the reasonable control of such party (except financial inability) (each a “Force Majeure Event”), such party shall not be in default under this Lease and such inability or delay by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as may be expressly provided in this Lease); provided, however, that nothing contained in this Section 34.12 shall (a) relieve Tenant from the obligation to timely pay Rent under this Lease, or (b) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease.

34.13 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition called for by this Lease, shall deliver to Landlord any keys to the Premises, or any other portion of the Project, and shall provide to Landlord the combination or code of locks on all safes, cabinets, vaults and security systems in the Premises. On or before the Expiration Date or earlier termination of this Lease, Tenant, at its cost and expense, shall remove all of its personal property from the Premises and repair all damage to the Project caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least ninety (90) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

34.14 Name of Building; Address. Landlord shall have the right, in its sole discretion, at any time and from time to time to select the name of the Project or the Building and to make a change or changes to the name(s). Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project and/or the Building as Landlord may desire in Landlord’s sole discretion. Tenant shall not refer to the Project or the Building by any name other than: (i) the names as selected by Landlord (as same may be changed from time to time), or (ii) the postal address approved by the United States Post Office. Tenant shall not use the name of the Project or the Building or use pictures or illustrations of the Project or the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

34.15 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

34.16 Survival of Obligations. The waivers of claims or rights, the releases, and the obligations of either party under this Lease to pay any sums to the other party and to indemnify, protect, defend and hold harmless the other party (and/or Landlord Parties or Tenant Parties, as applicable), shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant which by their terms survive expiration or termination of this Lease.

34.17 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

34.18 Waiver of Trial By Jury; Waiver of Counterclaim. IN GRAFTON PARTNERS L.P. v. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, LANDLORD AND TENANT HEREBY WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

34.19 Consent to Venue. Each party stipulates and agrees that the State and Federal courts of the State of California shall have personal jurisdiction over each of them for the purpose of litigating any action or proceeding arising out of or in any way connected with this Lease. Each party further stipulates that any action or proceeding arising out of or in any way connected with this Lease shall be filed and litigated exclusively in the State and Federal courts located in the City and County of San Francisco. Each party hereby waives its right to assert the doctrine of forum non conveniens or to object to venue in the State and Federal courts of the City and County of San Francisco in any action or proceeding arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. The provisions of this Section 34.19 shall survive the expiration or earlier termination of this Lease.

34.20 Financial Statements. Throughout the Term of this Lease, and so long as the stock of Tenant is not publicly traded, within fifteen (15) days after written request by Landlord, not more than once a year (and then, only in connection with a Major Transaction, as defined below), Tenant shall deliver to Landlord a copy of the financial statements for Tenant (including at least a year-end balance sheet and a statement of profit and loss) for each of the three (3) most recently completed years, prepared in accordance with generally accepted accounting principles (audited by an independent certified public accountant or to the extent audited financial statements are not available, certified as accurate by the Chief Financial Officer or equivalent of Tenant) and all then-available subsequent interim statements. Landlord shall keep all information provided pursuant to this Section 34.20 confidential, except as reasonably necessary to assist Landlord in either obtaining a loan that will be secured in whole or in part by Landlord’s interest in the Project, or in connection with a potential conveyance of Landlord’s interest in the Project (each, a “Major Transaction”); at Tenant’s request, Landlord agrees to sign a commercially reasonable non-disclosure agreement as a condition to Tenant’s providing information under this Section 34.20.

34.21 Rooftop Equipment.

34.21.1 Tenant shall have the right to lease space on the roof of the Building for the purpose of installing, operating and maintaining one (1) dish, antenna or other communication device approved by Landlord, and not more than three (3) Supplemental HVAC Units (if Tenant requires additional Supplement HVAC Units, Landlord will not unreasonably withheld its consent to the installation of additional Supplemental HVAC Units, provided that all such Supplemental HVAC Units comply with the requirements of this Section 34.21 (the “Rooftop Equipment”), on the terms of this Section 34.21. The exact location of the space on the roof to be leased by Tenant shall be reasonably designated by Landlord (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term; provided that Landlord shall have no right to relocate Rooftop Equipment which are Supplemental HVAC Units. Landlord’s designation shall take into account Tenant’s use of the Rooftop Equipment. Notwithstanding the foregoing, Tenant’s right to install the Rooftop Equipment shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Rooftop Equipment, the manner in which the Rooftop Equipment is attached to the roof of the Building and the manner in which any cables are run to and from the Rooftop Equipment, such approval not to be unreasonably withheld, conditioned, or delayed. The precise specifications and a general description of the Rooftop Equipment along with all documents Landlord reasonably requires to review the installation of the Rooftop Equipment (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than twenty (20) days before Tenant commences to install the Rooftop Equipment. If Landlord fails to respond to Tenant’s request within such ten (10)-business day period, Tenant may provide a second request for approval to Landlord, and if Landlord fails to respond within five (5) business days after receipt of Tenant’s second request, then Landlord’s approval shall be deemed given. Landlord shall grant or withhold its approval of any Rooftop Equipment within ten (10) business days from receipt of the Plans and Specifications. If Landlord fails to respond to Tenant’s request within such ten (10)-business day period, Tenant may provide a second request for approval to Landlord, and if Landlord fails to respond within five (5) business days after receipt of Tenant’s second request, then Landlord’s approval shall be deemed given (but only to the extent that Tenant’s request otherwise complies with all of the requirements of this Section 34.21). Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Rooftop Equipment. Tenant shall notify Landlord upon completion of the installation of the Rooftop Equipment. If Landlord determines that the Rooftop Equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Rooftop Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant shall promptly cure the defects. If the Tenant fails to cure the defects within ten (10) business days following receipt of written notice, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Rooftop Equipment (the “Aesthetic Screening”).

34.21.2 Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be reasonably approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

34.21.3 It is further understood and agreed that the installation, maintenance, operation and removal of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or unreasonably interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

34.21.4 Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or other Building occupants. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other reasonable steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Rooftop Equipment from the Roof Space.

34.21.5 Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in compliance with all building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Rooftop Equipment shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors (but expressly excluding Landlord or any Landlord Party), or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

34.21.6 The Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s reasonable discretion. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

34.21.7 In light of the specialized nature of the Rooftop Equipment, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves penetration of the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Rooftop Equipment, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

34.21.8 Tenant shall not use the Roof Space and/or Rooftop Equipment to provide telecommunication, video, data or related services (“Communication Services”) to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

34.21.9 The waiver and release in Section 16.1 of this Lease shall apply to the Rooftop Equipment, the indemnification obligation set forth in Section 16.2 of this Lease shall include, subject to the limitations set forth in Section 16.2 of this Lease, an obligation to indemnify Landlord against any liability, injury or damage arising out of Tenant’s use of the Rooftop Equipment, and that Tenant’s insurance obligations under Section 14 of this Lease shall apply to the Rooftop Equipment (and Tenant assumes all risk of damage to the Rooftop Equipment, and waives any claims in respect thereto against Landlord to the extent set forth in Section 14.5 of this Lease).

34.21.10 If Tenant defaults under any of the terms and conditions of this Section 34.21, and Tenant fails to cure said default within the time allowed by Section 20.1 above, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default beyond applicable cure periods, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Rooftop Equipment, the appurtenances, and the Aesthetic Screening, if any.

34.22 Subdivision; Future Ownership. Landlord reserves the right to subdivide all or a portion of the Project, to add adjacent parcels and improvements to the Project and to adjust any lot line within the Project and to merge any parcels with the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. Landlord reserves the right from time to time to grant such easements, rights of way and dedications that Landlord deems necessary and to cause the recordation of parcel maps and restrictions, without the consent or joinder of Tenant, provided, that, such easements, rights of way, dedications, parcel maps or restrictions do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises, materially increase Tenant’s obligations under this Lease or materially diminish Tenant’s rights under this Lease. In addition, if the Building or other portions of the Project are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into agreements with such other owners to provide for (i) reciprocal rights of access and/or use, including in connection with repairs, maintenance, construction and/or excavation (ii) common management, operation, maintenance, improvement and/or repairs, and (iii) the allocation of operating expenses and taxes; provided in each case that the same shall not materially adversely affect Tenant’s business at or access to the Premises or result in any increase to Operating Expenses or Real Property Taxes.

34.23 Modification of Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties.

34.24 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

34.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except to the extent expressly set forth herein.

34.26 Compliance with Anti-Terrorism Law. Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law, and that Tenant is not, as of the date hereof: (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that Tenant is not a Prohibited Person. Landlord represents to Tenant that Landlord is not in violation of any Anti-Terrorism Law, and that Landlord is not, as of the date hereof: (a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Landlord represents that Landlord is not a Prohibited Person. If at any time any of the foregoing representations becomes false, it shall be considered a material default under this Lease.

34.27 First Source Hiring Program. The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18. The First Source Hiring Program (“FSHP”) is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs. Tenant acknowledges that its activities on the Premises are or may be subject to FSHP. Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry-level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

34.28 Nondiscrimination. Tenant covenants that there shall be no discrimination against or segregation of any person or groups of persons on account of race, color, creed, religion, national origin, ancestry, sex, age, marital or domestic partner status, sexual orientation, gender identity or disability including AIDS or HIV status in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Premises.

34.29 Bankruptcy of Tenant. For purposes of Section 365(f)(2)(B) of the Bankruptcy Code (11 U.S.C. §365(f)(2)(B)), the parties agree that the term “adequate assurance of future performance” with respect to any assumption or assignment of this Lease shall include, but not be limited to, the following: (a) in order to ensure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s reasonable satisfaction, a Net Worth equal to the greater of (i) the Net Worth of Tenant at the time this Lease was executed, or (ii) a Net Worth consistent with the standards customarily applied by Landlord with respect to comparable tenancies in the Building; (b) any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business must be consistent with the Permitted Use specified in the Basic Lease Information; and (c) at Landlord’s option, the proposed assignee must provide, in favor of Landlord, a letter of credit and/or a cash security deposit or other security for the performance of the obligations to be performed by Tenant or such assignee hereunder, equal to at least twelve (12) months’ Base Rent.

34.30 Landlord Lien Waiver. Landlord hereby waives any statutory lien in any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”). Within fifteen (15) business days after request therefor by Tenant, Landlord shall execute and deliver a commercially reasonable agreement in favor of Tenant’s lender(s) waiving Landlord’s security interest in Tenant’s Property and providing such lender(s) limited access to the Premises following the occurrence of an uncured default under the applicable loan documents for the sole purpose of removing Tenant’s Property (the “Landlord Lien Waivers”), provided that (i) Tenant pays Landlord’s reasonable attorneys’ fees incurred in reviewing and revising such Landlord Lien Waivers for Landlord’s benefit, and (ii) nothing in such Landlord Lien Waivers shall materially diminish the rights of Landlord under this Lease or impose any financial burden on Landlord or materially increase the obligations of Landlord under this Lease.

34.31 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.

34.32 Confidentiality; Press Release. Except as expressly permitted in this Section 34.32, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information (as defined below) of the other party to any third party. Information will be considered “Confidential Information” of a party if either: (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. In addition, notwithstanding anything in this Lease to the contrary, the economic terms of this Lease (but not its mere existence) will be deemed Confidential Information of each party. Other than the terms and conditions of this Lease, information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Lease by the receiving party; or (iv) is independently developed by the receiving party. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Lease by the receiving party. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Lease) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where: (A) the disclosure is required by Law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (B) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors, or to Landlord’s mortgage lender and its counsel, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Lease, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential; or (D) the disclosure is reasonably necessary for a party to conclude a business transaction, including in the case of Tenant, an assignment, sublease or other Transfer. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Section 34.32 is kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 34.32: (i) Landlord will not, directly or indirectly issue any press release or advertising, or otherwise use Tenant’s name for any commercial purposes or use any of Tenant’s trademarks, in each case, without the express prior written consent of Tenant to be granted or withheld in Tenant’s sole and absolute discretion, and (ii) Tenant will not, directly or indirectly issue any press release or advertising, or otherwise use Landlord’s name (or the name “Arthur A. Dugoni School of Dentistry”), or names similar thereto, for any commercial purposes or use any of Landlord’s trademarks, in each case, without the express prior written consent of Landlord to be granted or withheld in Landlord’s sole and absolute discretion.

34.33 Counterparts. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

34.34 Inspection by a CASp in Accordance with Civil Code Section 1938; ADA Compliance. The Premises and the Common Areas have undergone inspection by a Certified Access Specialist (CASp) and have been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.53. The foregoing verification is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under this Lease. Tenant acknowledges and agrees that Tenant’s obligations under Section 7.3.1 above include (but are not limited to), to the extent required by Section 7.3.1 above, causing the Tenant Improvements and all Alterations to be designed, constructed, and maintained in compliance with the Americans With Disabilities Act and all other Applicable Laws relating to accessibility, provided, however that nothing in this Section 34.34 shall have the effect of relieving Landlord of its express obligations under Section 7.3.2 above.

34.35 Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used office supplies, cleaning products, construction and decorating materials and other substances in or about the Premises or portions thereof and which may contain or may have contained Hazardous Materials. In addition: (i) portions of the Project (including, without limitation, the equipment rooms and emergency generator areas) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking and loading dock areas emit substances which may contain Hazardous Materials. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit K hereto, disclosing the existence of asbestos in the Building. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

34.36 Storage Space. During the Term and any extensions thereof, at no additional cost to Tenant, Tenant shall be entitled to the exclusive use of that portion of the Building identified as the “Storage Space” in Exhibit M (the “Storage Space”), on the terms of this Section 34.36. Landlord shall provide the Storage Space to Tenant on an “as is” basis. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the condition of the Storage Space or the suitability thereof for Tenant’s purposes. Landlord shall provide electricity for lighting with respect to the Storage Space or the area in which it is located. Landlord shall not be required to provide any other service unless and until Landlord agrees to provide such service and Tenant agrees to pay all costs and expenses incurred in connection therewith. Tenant acknowledges that security for the Storage Space is the sole responsibility of Tenant. Tenant hereby assumes the full risk of loss with respect to all property stored in the Storage Space and agrees that it shall hold and save Landlord harmless of and from any and all loss, cost, damage, injury or expense arising out of or related to claims of injury to or death of persons or damage to property, by the use of the Storage Space by Tenant. Tenant shall not utilize the Storage Space for storage of any dangerous or combustible materials or supplies, or any flammable substances or any substances which will cause or affect insurance maintained by Landlord with respect to the Building or the project of which it is a part. Tenant shall be responsible for maintenance of the Storage Space in good condition, free of debris, waste and refuse, and shall keep the Storage Space locked and secure at all times. Tenant shall utilize the Storage Space in full compliance with all laws and regulations and in a manner that does not increase the cost of insurance maintained by Landlord with respect to the Building. Anything in this Lease to the contrary notwithstanding, Tenant hereby waives all rights of recovery, claim, action or cause of action, against Landlord, its agents (including members and partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the personal property of Tenant in the Storage Space by reason of fire, the elements, or any other cause that could be insured against under the terms of a standard “all risk” policy of property insurance, regardless of cause or origin, including negligence of Landlord, its agents, officers or employees; and Tenant covenants that no insurer shall hold any right of subrogation against such parties. On expiration of the Term, Tenant shall quit and surrender the Storage Space to Landlord, broom clean, in good order, condition and repair, reasonable wear and tear and damage from fire or other casualty not caused by Tenant or its agents, contractors or employees excepted. All property stored in the Storage Space must be covered by the insurance required to be carried by Tenant pursuant to Section 14.1 of this Lease. Tenant’s rights under this Section 34.36 are personal to, and may be exercised only by, the original Tenant executing this Lease.

34.37 Rooftop Deck. Tenant shall have the right to install, at Tenant’s sole cost and expense, a deck on the Building’s roof for exclusive use of Tenant and the Tenant Parties (the “Rooftop Deck”), subject to the following terms and conditions: (i) the surface area of the Rooftop Deck shall not in any event exceed 28.62% of the total rooftop area that may be improved with rooftop decks under Applicable Laws, and must be located within the envelope of the area shown on Exhibit L, and (ii) the precise location, design, and layout of the Rooftop Deck and all means of access to the Rooftop Deck, and the plans and specifications therefor, are subject to Landlord’s prior written approval, pursuant to the procedures under which the Tenant Improvements are to be reviewed and approved by Landlord under the Work Letter (Tenant acknowledges and agrees that, without limiting the generality of the foregoing, it shall be reasonable for Landlord to disapprove any the Rooftop Deck if it exceeds roof load limitations, or if it exceeds the height of the roof parapet), (iii) Tenant shall, at Tenant’s sole cost, pursue all necessary governmental permits, and any approvals required under the Applicable Laws, to allow Tenant to construct and use the Rooftop Deck; provided, that, Landlord shall cooperate with Tenant to obtain necessary governmental permits, and any approvals; (iv) the Rooftop Deck shall be used only by Tenant’s employees and guests and not the general public (provided, however, that Landlord reserves, for itself and all other building occupants, invitees, and guests, the right to use the balance of the roof); (v) Tenant shall, at its sole cost and expense, repair and maintain in good and attractive condition any planter boxes, wind barriers, space heaters, table, chairs, umbrellas and like equipment located on the Rooftop Deck (the “Rooftop Property”), and all of such Rooftop Property must be (1) approved by Landlord before being placed on the Rooftop Deck; and (2) safely attached or installed so as to not create a safety hazard; (vi) Tenant shall not use the Rooftop Deck in violation of the Applicable Laws (Landlord makes no representation or warranty as to the suitability or lawfulness of the Rooftop Deck for the use contemplated by this Section); (vii) Tenant acknowledges that the waiver and release in Section 16.1 of this Lease shall apply to the Rooftop Deck, the indemnification obligation set forth in Section 16.2 of this Lease shall include an obligation to indemnify Landlord against any liability, injury or damage arising out of Tenant’s use of the Rooftop Deck, and that Tenant’s insurance obligations under Section 14 of this Lease shall apply to the Rooftop Deck (and Tenant assumes all risk of damage to the Rooftop Property, and waives any claims in respect thereto against Landlord); (viii) Tenant shall take such steps as necessary to keep the Rooftop Deck in good condition and repair, and clean and free of debris (or Landlord may elect, in its reasonable discretion following ten (10) business days’ notice to Tenant with Tenant’s failure to cure, to undertake some or all of such steps, in which case Tenant shall reimburse Landlord the reasonable cost thereof, within ten (10) days of receipt of a statement therefor); (ix) notwithstanding any contrary provision of this Lease, all costs relating to or any in manner associated with the installation, maintenance, use, or removal of the Rooftop Deck (including, without limitation, any roof repairs or modifications, any structural alterations to the Building necessary to accommodate the Rooftop Deck, and increased Building insurance costs) shall be borne entirely by Tenant; (x) Landlord may, at Landlord’s option, require Tenant to remove the Rooftop Deck and repair all damage to the roof and Building caused by the installation and/or removal of the Rooftop Deck, not later than thirty (30) days after the expiration or earlier termination of this Lease; (xi) Tenant shall, at Tenant’s sole cost and expense, protect the roof from damage, and shall perform all installations, repairs and maintenance and use the roof in a manner so as to keep in full force and effect any warranty concerning the roof; (xii) in all cases, Tenant shall use the roofing contractor designated by Landlord to perform any roof penetration or other work that may affect the integrity of the roof or the roof warranty; (xiii) any damage to the roof or any other portion of the Building resulting from Tenant’s installation, operation, use, maintenance or removal of the Rooftop Deck, including leakage, water damage or damage to the roof membrane, shall be repaired by Landlord at Tenant’s sole cost and expense; (xiv) Tenant will not allow the Rooftop Deck to be used in any manner that creates a nuisance or is a safety hazard; (xv) there shall be no smoking, on the Rooftop Deck or roof; (xvi) there shall be no cooking or other food preparation on the Rooftop Deck or roof; (xvii) Tenant will not allow any music (or other noise), odors, lights, or other activities on the Rooftop Deck or roof that would unreasonably annoy other occupants of the Project; (xviii) during Building Standard Hours, there shall be no organized functions pursuant to which alcoholic beverages served or consumed on the Rooftop Deck or roof without Landlord’s prior consent, which consent may be withheld in Landlord’s reasonable discretion; (xix) the maximum occupancy level for the Rooftop Deck shall not exceed 28.62% of the total number of persons permitted to be on the roof under Applicable Laws; and (xx) Landlord and Landlord’s agents shall have the right to cross the Rooftop Deck if necessary to safely exit the roof. The Rooftop Deck shall be exclusive to Tenant and the Tenant Parties, Tenant’s subtenants and assigns and may not be used by Landlord or any other occupant of the Project.

34.38 Internal Stairwell, Showers, and Skylight. Tenant shall have the right to install, at Tenant’s sole cost and expense (a) an internal stairwell connecting the sixth and seventh floors (the “Stairwell”), (b) a skylight in the seventh floor ceiling (the “Skylight”) and (c) showers within the Premises (the “Showers”), subject to the following terms and conditions: (i) the precise location, design, and layout of the Stairwell, Skylight, and Showers, and the plans and specifications therefor, are subject to Landlord’s prior written approval, pursuant to the procedures under which the Tenant Improvements are to be reviewed and approved by Landlord under the Work Letter; provided that Landlord hereby approves of the Skylight being located in either of the two locations shown on Exhibit E hereto, (ii) Tenant shall, at Tenant’s sole cost, pursue all necessary governmental permits, and any approvals required under the Applicable Laws, to allow Tenant to construct and use the Stairwell, Skylight, and Showers; provided, that, Landlord shall cooperate with Tenant to obtain necessary governmental permits, and any approvals, (iii) notwithstanding any contrary provision of this Lease, all costs relating to or any in manner associated with the installation, maintenance, use, or removal of the Stairwell and Skylight (including, without limitation, any roof repairs or modifications, any structural alterations to the Building necessary to accommodate the Stairwell and/or Skylight, and increased Building insurance costs) shall be borne entirely by Tenant subject to Tenant’s right to use the Tenant Improvement Allowance toward costs associated with the installation of any Stairwell and/or Skylight(s), and (iv) Landlord may, at Landlord’s option, require Tenant to remove the Stairwell and/or Skylight and repair all damage to the Building caused by the installation and/or removal of such improvements (including, but not limited, to replacing the portion of the seventh floor removed to accommodate the Stairwell), not later than thirty (30) days after the expiration or earlier termination of this Lease.

34.39 Restriction on Tenant Competitors. During the Term of this Lease, Landlord shall not knowingly permit any portion of the Project, other than the Premises, to be used by an occupant which engages in a Competing Business (as defined below) (whether such Competing Business would be performed in the Project or elsewhere). “Exclusive Use” shall mean the for-profit Internet-based sale of ticket sales and event promotions. “Competing Business” shall mean a for-profit business primarily in the business of the Exclusive Use, excluding, in all events, the activities of Landlord, the Landlord Parties, and the Landlord Affiliates. The restrictions set forth in this Section 34.39 (and Tenant’s rights hereunder) shall automatically become permanently null and void if: (i) Tenant’s right to possession of the Premises is terminated By Landlord as the result of an Event of Default hereunder; (ii) the Premises cease to be used primarily for the Exclusive Use or (iii) the restrictions under this Section 34.39 are finally determined by a court with competent jurisdiction to be in violation of Applicable Laws.

34.40 Access to Premises Via Existing Stairwell. Tenant shall have the right to travel between the sixth and seventh floors by using the existing stairway. Tenant shall have the right to install, at Tenant’s sole cost and expense, a card-reader system at the sixth and seventh floor access doors from such stairwell, provided that the plans and specifications therefor are subject to Landlord’s prior written approval, pursuant to the procedures under which the Tenant Improvements are to be reviewed and approved by Landlord under the Work Letter.

34.41 Background Checks. As a precondition to Tenant providing any of Landlord’s employees, independent contractors, vendors, agents, subcontractors, and/or invitees (“Personnel”) with badge (unescorted) access to the Premises following the Rent Commencement Date and Tenant’s commencement of business operations in the Premises, Landlord shall permit Tenant to conduct on such Personnel a criminal history check and verification of education, employment history, Social Security Number and legal right to work, as described below (collectively referred to as “Background Investigation”):

(a) federal and state check for felony and misdemeanor criminal convictions in all locations where the assigned employee has resided, has been employed, has attended school or has applied for credit in the immediately preceding seven (7) years, including a criminal database check of information from all fifty states for federal and state convictions, a check for outstanding warrants and a check for pending felony charges in all such locations, provided that statewide county searches shall be performed in all states where such search mechanism is available without requiring specialized data (such as fingerprints or DNA);

(b) a check of U.S. Government Specially Designated National and export denial lists, including criminal records search in the National Criminal Database, an Office of Foreign Assets Control (OFAC) check, a check against the Bureau of Industry and Security Denied Persons List, a check against the Office of Inspector General (OIG) Exclusion List, the FDA Debarment List (Drug Product Applications), and a check against the General Services Administration (GSA) Excluded Parties List; and

(c) an all states check of available national and state sex offender registries.

Landlord agrees that Tenant may refuse to grant unescorted access to Landlord’s Personnel if such individual:

(i) has been convicted of a felony or misdemeanor (or the equivalent thereof under relevant non-US law), or for whom a warrant is outstanding, or for whom a felony or misdemeanor charge is currently pending, or is on a US Government Specially Designated National, the FDA Debarment List (Drug Product Applications), or export denial list. The foregoing shall not apply to a minor traffic violation (a moving traffic violation other than reckless driving, hit and run, driving to endanger, vehicular homicide, driving while intoxicated or other criminal offense involving gross negligence, recklessness, intentional or willful misconduct while operating a motor vehicle), to a conviction that has been legally expunged, or to a conviction for a misdemeanor that occurred while the employee was under the age of twenty-one years;

(ii) does not have the legal right to work in the jurisdiction in which the Premises is located;

(iii) or for whom there is a significant deviation between the information reported by the individual and results of the background check.

Tenant’s rights under this Section 34.40 are conditioned on the following terms: (i) Tenant cannot apply its background checklist policy against the Personnel in a manner that is more restrictive or onerous than the manner in which Tenant applies such policy to Tenant’s other independent contractors, vendors, agents, subcontractors, and/or invitees, (ii) the Background Investigation must comply with all Applicable Laws, and (iii) Tenant’s indemnification obligations under Section 16.2 shall apply to all Claims arising from Tenant’s exercise of its rights under this Section 34.41.

34.42 Landlord Representations and Warranties. To induce Tenant to execute this Lease, and in addition to the other representations and warranties of Landlord contained in this Lease, Landlord warrants and represents that: (i) as of the date hereof, no third-party occupies or possesses or has the right to occupy or possess the Premises or any portion thereof; (ii) Landlord is the sole owner in fee simple of the Project; (iii) to the best of Landlord’s knowledge (without duty of inquiry or investigation), the Project does not currently violate any the Environmental Laws; (iv) to the best of Landlord’s knowledge (without duty of inquiry or investigation), no underground storage tanks are located on the Project; (v) the use of the Premises for general office purposes will not invalidate or otherwise violate a requirement or condition of any fire, extended coverage or any other insurance policy carried by Landlord covering the Project or any portion thereof, or the property located therein; and (vi) Landlord has completed, at Landlord’s sole cost and expense, all seismic upgrades to the Building required by California and San Francisco Building Code Sections 3404.7, 3401.8 and 1604.11 and any other similar laws.

Signatures follow on next page

IN WITNESS WHEREOF, the parties have executed this Lease as of the dates set forth below.

LANDLORD:

UNIVERSITY OF THE PACIFIC, a California nonprofit corporation

By:	/s/ Pamela A. Eibeck
Name:	Pamela Eibeck
Its:	President
Date:	12/6/13

TENANT:

EVENTBRITE, INC., a Delaware corporation

By:	/s/ Mark J. Rubash
Name:	Mark J. Rubash
Its:	CFO
Date:	12/6/13

EXHIBIT A

LEGAL DESCRIPTION OF LAND

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN FRANCISCO, COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

Parcel One:

Lot 71 and 73, as shown on that certain Parcel Map recorded June 16, 2005 in Book 46 of Parcel Maps, at Page 102.

Parcel Two:

Easements as contained in the Pedestrian and Reciprocal Vehicular Easements Agreement, executed by and between Continental 155 5th Corporation, a California corporation and CDC San Francisco, LLC, a Delaware limited liability company, recorded September 21, 2005 as Instrument No. 2005-1033743-00, Official Records and as amended by the First Amendment to Pedestrian and Reciprocal Vehicular Easements Agreement by and between said parties, recorded September 5, 2008, Instrument No. 2008-1642999-00, Official Records.

Parcel Three:

A light, air and no build easement for the benefit of Lot 71, described above, as contained in the Declaration of No Build Easement recorded October 6, 2005 as Instrument No. 2005-1047902-00 and in the Easement Confirmation Deed recorded February 9, 2011 as Instrument No. 2011-J132546-00, both of Official Records, over that portion of Lot 72 as shown on that certain Parcel Map recorded June 16,2005 in Book 46 of Parcel Maps, at Page 102, lying above a horizontal plane at elevation 52.71 feet (City and County of San Francisco Datum) bounded by planes projected vertically above the limits of certain land described as follows:

Commencing at a point on the northeasterly line of 5th Street, distant thereon 137.50 feet northwesterly from the northwesterly line of Howard Street; thence at a right angle northeasterly 27.30 feet to the True Point of Beginning; thence continuing along the northeasterly projection of the previous line, 195.36 feet; thence at a right angle southeasterly 20.00 feet; thence at a right angle southwesterly 195.36 feet; thence at a right angle northwesterly 20.00 feet to the True Point of Beginning.

APN: 3724-071, 3724-073

Exhibit A, Page 1